As filed with the Securities and Exchange Commission on June 14, 2000. Registration No. 333-35766

==============================================================================

             U.S. Securities and Exchange Commission
                      Washington, D.C. 20549

                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        (AMENDMENT NO. 1)

                    WORLD INTERNETWORKS, INC.
                    --------------------------
          (Name of small business issuer in its charter)


         Nevada                      4541                     87-0443026
         ------                      ----                     ----------
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)


               418 South Commerce Road, Suite 422
                         Orem, Utah 84058
                          (801)434-7517
                          --------------
  (Address and telephone number of principal executive offices)

                          Same as above
                          --------------
             (Address of principal place of business
             or intended principal place of business)

                         Steven K. Hansen
                418 South Commerce Road, Suite 422
                         Orem, Utah 84058
                          (801) 434-7517
                          --------------
    (Name, address and telephone number of agent for service)

                            Copies to:
                   Branden T. Burningham, Esq.
                  455 East 500 South, Suite 500
                    Salt Lake City, Utah 84111
                          (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

==============================================================================

                          CALCULATION OF REGISTRATION FEE

Title of
Each                             Proposed       Proposed
Class of                         Maximum        Maximum
Securities          Amount       Offering       Aggregate        Amount of
to be               to be        Price per      Offering         Registration
Registered          Registered   Share (1)      Price (1)        Fee
----------          ----------   ---------      ---------        ---

Common Stock,       5,796,000     $1.78125      $10,324,125       $2,725.57
$0.001 par value . .shares

Common Stock
underlying          1,530,000     $1.78125      $ 2,725,312.50    $  719.48
Warrants(2) . . . . shares

TOTAL. . . . . . .  7,326,000     $1.78125      $13,049,437.50   $3,445.05
                    shares
==============================================================================

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the average of the bid and asked price of our common stock as quoted on the OTC Electronic Bulletin Board on April 26, 2000.

(2) In accordance with Rule 416 under the Securities Act of 1933, as amended, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event the anti-dilution provision of the Warrants becomes operative.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    WORLD INTERNETWORKS, INC.
                7,326,000 Shares of Common Stock

          This prospectus covers an aggregate of 7,326,000 shares of our common stock, which will be sold, from time to time, by some of our stockholders. These stockholders previously received 5,796,000 of these shares of common stock from us. The remaining 1,530,000 shares underlie warrants that some of these stockholders own. We will not receive any money from the stockholders when they sell their shares of common stock. We have agreed to pay all costs and expenses relating to the registration of our common stock, but any stockholders who sell their shares shall be responsible for any related commissions, taxes, attorney's fees and related charges in connection with the offer and sale of these securities. The stockholders may sell all or a portion of the shares registered by this registration statement in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. The stockholders may sell their common stock through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the stockholders.

          Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"), under the symbol "WINW." On April 26, 2000, the price of our common stock as quoted on the OTC Bulletin Board was $1.6875.

          These securities involve a high degree of risk. You should not invest in these securities unless you can afford to lose your entire investment. See the caption "Risk Factors," beginning on page 4 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

          You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of the prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

          The date of this prospectus is June 22, 2000.

                           TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .3

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . .3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

Determination of Offering Price and Dilution . . . . . . . . . . . . . 8

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . 9

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .10

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . 12

Directors, Executive Officers, Promoters and Control Persons . . . . .13

Security Ownership of Certain Beneficial Owners and Management . . . .15

Description of Securities . . . . . . . . . . . . . . . . . . . . . . 17

Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . 19

Disclosure of Commission Position on Indemnification for Securities . 19 Act Liabilities

Description of Business . . . . . . . . . . . . . . . . . . . . . . . 20

Management's Discussion and Analysis or Plan of Operation . . . . . . 29

Description of Property . . . . . . . . . . . . . . . . . . . . . . . 36

Certain Relationships and Related Transactions . . . . . . . . . . . .36

Market for Common Equity and Related Stockholder Matters . . . . . . .37

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . .38

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .40

Changes in and Disagreements with Accountants on Accounting and . . . 64 Financial Disclosure

                          AVAILABLE INFORMATION

          We file periodic reports with the Securities and Exchange Commission. These documents may be inspected and copied at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for additional information. Our Commission filings are also available from the Commission's web site: http://www.sec.gov.

          We have filed a registration statement with the Commission on Form SB-2, under the Securities Act of 1933, with respect to the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registrations statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, reference is made to the registration statement and to the exhibits and schedules filed with it. Copies of these documents may be inspected at or obtained from the Public Reference Branch.

                          PROSPECTUS SUMMARY

                       WORLD INTERNETWORKS, INC.
                       -------------------------

          Since this is a summary of the terms of the common stock described in this prospectus, it does not contain all of the information that may be important to you. This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward-looking statements contained in this prospectus are within the meaning of the safe harbor provided by Section 27A of the Securities Act of 1933. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by such forward-looking statements. You should read the following summary and the "Risk Factors" section along with the more detailed information , financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                                 The Company
                                 -----------

          World Internetworks is a full-service web services provider that focuses on small and home-based businesses. For a monthly membership fee of $39.95, we provide an internet package that includes web site design and hosting, unlimited free e-mail and internet training. For no additional charge, our members are able to list their web sites in our Main Street Plaza online shopping mall.

                           The Offering
                           ------------

Securities offered by us . . .  None

Securities that may be sold
by our stockholders . . . . . . 7,326,000 shares of our common stock.

Use of proceeds . . . . . . . . We will not receive any money from any stockholders when they sell their shares of common stock.

Offering Price . . . . . . . . .Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent . . . . . . . . .Standard Registrar & Transfer Company,
                                12528 South 1840 East, Draper, Utah 84020, serves as the transfer agent and registrar for our outstanding securities.

                             RISK FACTORS
                             ------------

           An investment in shares of World Internetworks' common stock is very speculative and involves substantial risks. In addition to the general investment risks and other information in this prospectus, you should carefully consider the following factors before making an investment decision.

WE HAVE A HISTORY OF UNSUCCESSFUL OPERATIONS

          World Internetworks has previously operated through its wholly-owned subsidiaries, World Internet Marketplace, Inc., a Utah corporation; Global Wholesale Exchange, Inc., a Utah corporation; and Global Media Group, Inc., a Utah corporation. These operations were unsuccessful and World Internetworks and its subsidiaries ceased operations in October, 1998. On October 26, 1999, each of our subsidiaries filed a Chapter 7 bankruptcy case in the United States Bankruptcy Court for the District of Utah. In 1999, the Utah Department of Commerce also dissolved each of these subsidiaries. We can not assure you that our future operations will have any more success than our previous operations.

WE MAY HAVE DIFFICULTY OBTAINING FUNDING IN THE FUTURE

          We currently have limited operating capital and cash resources. We may need substantial funding in order to meet the expenses of our anticipated expansion, although management believes that proceeds from the recent issuance of shares of our common stock will fund our planned operations in the near term. Our ability to raise funding may be severely limited due to our historical lack of successful operations, our limited assets and the limited public market for our common stock.

ANY FUTURE GOVERNMENTAL REGULATION OF THE INTERNET MAY ADVERSELY AFFECT OUR OPERATIONS

          At present, management is not aware of any laws or regulations specifically restricting the commercial use of the internet. However, related laws and regulations, including those pertaining to trademark, copyright, patent, licensing, obscenity, and security matters, can affect the use of the internet for online commerce. Management believes that World Internetworks is currently in compliance with all laws pertaining to use of the internet. Nevertheless, we can not assure you that restrictive legislation will not be enacted in the future. New regulation may require us to expend large amounts of money to ensure compliance or may simply prohibit us from doing certain things. In either case, our profitability may be adversely affected.

UNCERTAINTY ABOUT THE FUTURE OF THE INTERNET MAY LEAD TO UNCERTAINTY ABOUT OUR OPERATIONS

          Because the internet is such a new commercial medium, critical issues as to its viability remain unresolved and may limit the growth of e-commerce. These issues include security, reliability, cost, ease of use and access, and quality of service. Although we believe that our internet-related products and services are commercially viable and that the number of internet users will continue to grow, we can not assure you that commerce and communication over the internet will become widespread, or that our products or services will become widely recognized or used.

OUR OPERATIONS WILL DEPEND ON ADEQUATE INTERNET INFRASTRUCTURE

          Marketing and distribution of our products and services will require adequate infrastructure for providing internet access and carrying growing internet traffic. The internet may prove not to be a viable commercial marketplace because of inadequate development of necessary infrastructure such as a reliable network backbone, or timely development of related products such as high-speed modems or other quickening devices. Because global commerce and online networks are still relatively new and evolving, we can not predict whether the internet will prove to be a viable commercial market. If it does not, our business operations and financial condition could be negatively affected.

CAPACITY CONSTRAINTS MAY LIMIT OUR ABILITY TO MAKE SALES

          Our business operations depend, in large part, on a high volume of traffic on our internet site. Accordingly, the performance, reliability and availability of our site, computer network infrastructure and internet commerce processing systems are critical to our ability to attract and retain new customers. Any systems interruptions that make our site unavailable or limit our ability to process orders could reduce the volume of goods that we sell. We have experienced periodic computer system interruptions in the past, and anticipates that such interruptions will occur from time to time in the future. Continued growth of our network of independent direct distributors or other customers will require us to expand and upgrade our internet technology, including our computer network and internet commerce processing systems. We can not assure you that we will accurately predict the need for such expansion or upgrade, or that we will be able to make any such expansion or upgrade in a timely manner.

A COMPUTER SYSTEM FAILURE WOULD HURT OUR OPERATIONS

          Our ability to receive and process orders for products and services depends on efficient, uninterrupted operation of our computer and communications equipment. Substantially all of our computer and communications equipment is located at our headquarters in a leased facility in Orem, Utah and at a facility in Palm Desert, California. Our computer and communications equipment is vulnerable to flood, earthquake, power loss, telecommunications failure, and other similar events. We do not have redundant systems or a contingent disaster recovery plan and do not carry adequate business interruption insurance to cover potential losses that may occur from such an event. Our computer equipment is also vulnerable to computer viruses, break-ins and similar events that could lead to interruptions, loss of data or malfunction. Any such event would limit our revenues during the "down time" and may require substantial expense to repair.

THE POTENTIAL SECURITY RISKS OF ONLINE COMMERCE MAY MAKE OUR PRODUCTS AND SERVICES LESS DESIRABLE

          One challenge to the success of online commerce is the secure transmission of confidential information such as customer credit card numbers. We rely on encryption devices supplied by third parties to provide this security. However, we can not assure you that computer capabilities, new discoveries in encryption technology or other circumstances will not result in a breach of the security devices that we employ to protect confidential data. If such a breach were to occur, our reputation, business operations and financial condition could all be negatively affected. These concerns may require us to spend additional resources to protect against the possibility of such breaches. In addition, consumer concerns about internet security may make our products and services less attractive.

AN AGREEMENT WITH A THIRD PARTY MAY RESULT IN A CHANGE IN CONTROL

          Our Board of Directors has adopted an agreement with Fairway Capital Partners, LLC. Among other things, the agreement gives Fairway Capital the option to appoint its own representatives to fill three of five seats on our Board of Directors and to appoint its representatives as executive officers. If Fairway Capital exercises this option, its representatives will have a majority of our Board of Directors and will be able to dictate our corporate policy and business direction. We can not assure you that these decisions will be consistent with our current direction or that they will be positive for us and our stockholders. Fairway Capital has not yet exercised this option. For a discussion of the Fairway Capital agreement, see the heading "General" under the caption "Description of Business."

THE LIMITED MARKET FOR OUR SHARES WILL MAKE THEIR PRICE MORE VOLATILE

          The market for our common stock is very limited and we can not assure you that a larger market will ever be developed or maintained. The market for our common stock is likely to be volatile and many factors may affect the market. These include, for example:

          Our success, or lack of success, in marketing our products and services;

          Competition;

          Governmental regulations; and

          Fluctuations in operating results.

          The stock markets generally have experienced, and will probably continue to experience, extreme price and volume fluctuations which have affected the market price of the shares of many small capital companies.
These fluctuations have often been unrelated to the operating results of such companies. Such broad market fluctuations, as well as general economic and political conditions, may decrease the market price of our common stock in any market that develops.

THE SUCCESS OF OUR OPERATIONS WILL DEPEND LARGELY ON STEVEN K. HANSEN

          Our success will depend largely on the efforts of our President, Steven K. Hansen. We do not have a "key person" life insurance policy on Mr. Hansen. The loss of Mr. Hansen could have devastating effect on our business, operating results and financial condition. Our future growth and success also depends on our ability to identify, hire, train and retain other qualified management and technical personnel in the future. The inability to hire and retain necessary personnel could severely limit our ability to grow.

THE HIGHLY COMPETITIVE NATURE OF THE INTERNET INDUSTRY MAY LIMIT OUR CHANCES OF SUCCESS

          The market for internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change.
World Internetworks expects competition to persist, intensify and increase in the future. Most of our current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relation resources than we do and could decide at any time to increase their resource commitments to our target market. In order to remain competitive, we may from time to time make certain pricing, service technology or marketing decisions and we can not assure you that these decisions will lead to success. Competition of the type described above could materially adversely affect our business, results of operations, financial condition and prospects.

          In addition, our ability to generate clients will depend to a significant degree on the quality of our services and our reputation among our clients and potential clients. If we lose clients to our competitors because of dissatisfaction with our services or our reputation is adversely affected for any other reason, our revenues will likely decrease and our prospects could be materially adversely affected.

THE WEB SITE DESIGN AND HOSTING INDUSTRY HAS LOW BARRIERS TO ENTRY

          There are relatively low barriers to entry into the web site design and hosting business. Because firms such as World Internetworks rely on the skill of their personnel and the quality of their client service, they have no patented technology that would preclude or inhibit competitors from entering their markets. We are likely to face additional competition from new entrants into the market in the future. We can not assure you that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those that we offer.

AUDITOR'S "GOING CONCERN" OPINION

              The Independent Auditor's Report for our audited consolidated financial statements as of February 29, 2000, expresses "substantial doubt about [our] ability to continue as a going concern," due to our recurring losses from operations and stockholders' equity (deficit).

YOU SHOULD NOT EXPECT THE PAYMENT OF DIVIDENDS FROM YOUR INVESTMENT

          World Internetworks does not expect to pay dividends on its common stock in the foreseeable future. Future dividends, if any, will depend upon our earnings, if any. Investors who will need cash dividends from their investment should not purchase our common stock.

                         USE OF PROCEEDS
                         ---------------

          World Internetworks will not receive any part of the proceeds from our stockholders' sale of our common stock.

           DETERMINATION OF OFFERING PRICE AND DILUTION
           --------------------------------------------

          We will not receive any money from the stockholders when they sell their shares of common stock. The stockholders may sell all or a portion of their common stock in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. Because we can not accurately predict the prices of such sales, we can not accurately estimate the amount of any dilution that may result from the purchase of these shares. However, the net tangible book value of our common stock on February 29, 2000, was $(0.30) per share. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding.

          You should not ascribe any value to our common stock in view of the lack of any established public market for these securities and their negative tangible book value, as well as our limited operating history and revenues, lack of profits and dividends, and the other risk factors discussed in this prospectus. You are likely to suffer significant dilution relative to any value you may ascribe to the shares you receive under this prospectus.

          We can not assure you that any public market for our common stock will equal or exceed the sales price of the shares of common stock sold by our stockholders. Purchasers of the shares face the risk that their shares will not be worth what they paid for them.

                     SELLING SECURITY HOLDERS
                     ------------------------

          The following table shows for our stockholders the following information:

     The number of shares of our common stock beneficially owned by them as of March 24, 2000 and covered by this prospectus; and

     The number of shares to be retained after this offering, if any.


                                               Common Stock (1)
                                               ----------------
                                     Number of Shares
                                     Owned Prior to     Number of Shares
                                     and Registered     Beneficially Owned
Name of Selling Stockholder          in the Offering    after the Offering(2)
---------------------------          ---------------    ------------------

Fairway Capital Partners LLC         1,625,000                    -0-

Dwain Brannon Group LLC                125,000                    -0-

Patrick Kephart                        125,000                    -0-

Bart Walters                           125,000                    -0-

Noziroh, Ltd.                          375,000                    -0-

Capital Investment Partners #1 SA      375,000                    -0-

Christian Baddour                      200,000                    -0-

Jeff Parsons                            50,000                    -0-

GJM Trading Partners, Ltd.             800,000                    -0-

Growth Ventures, Inc.                  400,000                    -0-

Douglas L. Rex                          30,000                    22,500

Leonard W. Burningham, Esq.            100,000 (3)                50,000

M. J. Camberlango                      160,000 (3)                -0-

Madeleine Franco                        36,000                    11,250

First Security Bank, Trustee            50,000 (3)                -0-
for Harold J. Steele

Sterling K. Jenson                      50,000 (3)                -0-

Amna S. Jamhour                         50,000 (3)                33,400

Cherie S. Darrohn                       50,000 (3)                -0-

Triangle Bar Ranch                      25,000 (3)                -0-

Earlene S. Rex                          25,000 (3)                13,500

Tri-Gold Investments Ltd.              500,000 (3)                -0-

Jayvee & Co.                           500,000 (3)                -0-

Nottinghill Resources Ltd.             500,000 (3)                -0-

Fairwinds Investments Ltd.             400,000 (3)                -0-

Charles Walker                         200,000 (3)                -0-

K. Warren Mitchell                     200,000 (3)                -0-

Michael R. Viau                        200,000 (3)                -0-

O. Bryan Wilkinson                      50,000 (3)                -0-


     (1) We assume no purchase in this offering by any stockholder listed above of any shares of our common stock.

     (2) Assumes the sale of all securities being registered.

     (3) One-half of this figure constitutes shares of our common stock underlying warrants that are exercisable at a price of $2 per share.


                       PLAN OF DISTRIBUTION
                       --------------------

          We are registering the shares of our common stock covered by this prospectus.

          We will pay the costs, expenses and fees of registering the common stock, but our stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of shares of their common stock.

          Our stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change. Our stockholders may sell some or all of their common stock through:

               Ordinary broker's transactions, which may include long or short sales;

               Purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

               Market makers or into an existing market for the common stock;

               Transactions in options, swaps or other derivatives; or

               Any combination of the selling options described in this prospectus, or by any other legally available means.

          In addition, our stockholders may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, our stockholders may enter into options or other transactions with broker-dealers that require the delivery of our common stock to those broker-dealers. Subsequently, the shares may be resold under this prospectus.

          In their selling activities, our stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of our common stock by our stockholders.

          Those of our stockholders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act of 1933. If any broker-dealer or any of our stockholders qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Section 154 of the Securities Act of 1933.

          In conjunction with sales to or through brokers, dealers or agents, our stockholders may agree to indemnify such brokers, dealers or agents against liabilities arising under the Securities Act of 1933. We do not know of any existing arrangements between our stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

          In addition to selling their common stock under this prospectus, our stockholders may:

               Transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

               Sell their common stock under Rule 144 of the Securities Act of 1933, if the transaction meets the requirements of Rule 144.

          We have advised our stockholders that, during the time each is engaged in distribution of their common stock, each must comply with Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. They must do all of the following under those rules:

               Not engage in any stabilization activity in connection with our common stock;

               Furnish each broker who may be offering our common stock on behalf of our stockholders the number of copies of this prospectus required by each broker; and

               Not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than as permitted under the Securities Exchange Act of 1934.

          Any of our stockholders who may be "affiliated purchasers," as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for the purposes of Regulation M.

          To the extent required by the Securities Act of 1933, a supplemental prospectus will be filed, disclosing:

               The name of any such broker-dealers;

               The number of securities involved;

               The price at which such securities are to be sold;

               The commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

               That such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

               Other facts material to the transaction.

          There is no assurance that any of our stockholders will sell any of our common stock.

                        LEGAL PROCEEDINGS
                        -----------------

          In February 1998, our wholly-owned subsidiary, World Internet Marketplace, Inc., filed a complaint in the Fourth District Court for the State of Utah, alleging breach of fiduciary duty, conversion, tortious interference with economic relations and violation of the Utah Uniform Trade Secrets Act against three former employees. The claims resulted from certain former employees' commission practices and discussions with competitors. The defendants filed an answer in March, 1998; no counterclaim was asserted.

          In March 1998, Paulette Arnold filed a complaint against World Internet Marketplace, Inc., in Knoxville County, Tennessee, alleging an undetailed claim of breach of contract and seeking damages of $ 5,940.

          On October 26, 1999, our wholly-owned subsidiaries, World Internet Marketplace, Inc.; Global Media Group, Inc.; and Global Wholesale Exchange, Inc., filed for Chapter 7 bankruptcy protection in the United States Bankruptcy Court for the District of Utah (Salt Lake). The cases were designated Case Nos. 99-31576; 99-31577; and 99-31578, respectively. The pending litigation involving World Internet Marketplace, Inc., was stayed in accordance with U. S. bankruptcy law, pending completion of its bankruptcy case. The first meeting of creditors was held January 19, 2000. Ms. Arnold did not file a creditor's claim at that meeting.

   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
   ------------------------------------------------------------

          The following table sets forth the names of all current directors and executive officers of World Internetworks. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

                                            Date of       Date of
                       Positions          Election or   Termination
Name                     Held             Designation   or Resignation
----                     ----             -----------   --------------

Steven K. Hansen          President          2/99          *
                          Director           2/99          *

Phillip M. Ray            Secretary/         2/99         3/00
                          Treasurer          2/99         3/00

Randal L.Roberts          Director           2/99          *

Gary S. Winterton         Director           2/99          *


          * These persons presently serve in the capacities indicated.

Business Experience.
--------------------

          Steven K. Hansen. Mr. Hansen, age 40, has extensive experience in sales and marketing. He has served as Vice President of Allen & Associates, a Texas based organization which provided membership development services for Chamber of Commerce organizations nationwide; these non-profit business organizations were reliant on Mr. Hansen's efforts to provide the necessary funding for programs and services. During the past 10 years, he has served as a Financial Advisor for Paine Webber, Smith Barney and Everen Securities. Mr. Hansen and his partner managed over $120 Million of client assets. He also has extensive experience in the areas of money management, sales, marketing, administration and client services.

          Randal L. Roberts. Mr. Roberts, age 47, is a Vice President and Manager of the International Banking Department of First Security Bank, a $22 billion financial services company, with banking offices in seven states. He brings over 20 years experience in commercial lending and international operations to World Internetworks. Mr. Roberts has been responsible for a 328% increase in international business for his department over the past five years, and is responsible for hundreds of millions of dollars in international transactions. In his capacity as a commercial banker, Mr. Roberts has provided financial analysis of well over 2,000 different banks and corporations.

          Gary S. Winterton. Mr. Winterton, age 30, was the Acting President of Internet Marketing Concepts, an internet development company, until December, 1999. He brings broad experience to World Internetworks, including seven years with the Covey Leadership Center, where he was one of the top revenue producers and business developers. He was a key figure in the development of the highly acclaimed "First Things First" time management training division. Following his tenure with Covey Leadership Center, Mr. Winterton served as Vice President of a marketing/communications company which provided recruiting, training and motivational materials for the direct sales and network marketing industry.

Significant Employees.
----------------------

          Steven K. Hansen is a significant full-time employee. We do not presently employ any non-officers who are expected to make a significant contribution to our business.

Family Relationships.
---------------------

          There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.
-----------------------------------------

          Except as stated below, during the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of World Internetworks:

          (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

          (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

          (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

          (4) was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

          On October 26, 1999, our wholly-owned subsidiaries, World Internet Marketplace, Inc.; Global Media Group, Inc.; and Global Wholesale Exchange, Inc., filed for Chapter 7 bankruptcy protection in the United States Bankruptcy Court for the District of Utah (Salt Lake). The cases were designated Case Nos. 99-31576; 99-31577; and 99-31578, respectively. In addition, World Internet Marketplace was dissolved by the Utah Department of Commerce on June 18, 1999; the other two corporations were dissolved on August 1, 1999. The Department's computer database shows that Richard T. Smith, who is a former director of World Internetworks, was also a director of Global Media Group, Inc., and of Global Wholesale Exchange, Inc.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      --------------------------------------------------------------

Security Ownership of Certain Beneficial Owners.
------------------------------------------------

          The following table sets forth the shareholdings of each of our stockholders who is known to beneficially own more than five percent of our outstanding common stock as of March 24, 2000. To the knowledge of management, each of these stockholders has sole investment and sole voting power over the shares indicated.

                                Number                 Percentage
Name and Address      of Shares Beneficially Owned      of Class
----------------      ----------------------------      --------

Gary J. McAdam                1,200,000 (1)              13.4%
14 Red Tail Dr.
Highlands Ranch, Colorado
80126

                                      15


Steven K. Hansen              1,000,000 (2)              11.2%
1379 East Indian Ridge Cir.
Sandy, Utah
84092

Fairway Capital Partners LLC  1,625,000 (3)              18.1%
56 East Pine St., Suite 200
Orlando, Florida
32802

                               --------                   -----
          TOTALS              3,825,000                  42.7%


     (1) A total of 800,000 of these shares are held of record by GJM Trading
Partners, Ltd., of which Mr. McAdam is a general partner, and 400,000 shares are held of record by Growth Ventures, Inc., of which Mr. McAdam is President.

     (2) A total of 700,000 of these shares are held of record by Mr. Hansen and his wife as joint tenants.

     (3) This figure does not include an additional 14,954 "unregistered" and "restricted" shares that our Board of Directors resolved to issue on June 11, 2000, pursuant to our Consulting Agreement with Fairway Capital. See the heading "General" under the caption "Description of Business" of this prospectus.


Security Ownership of Management.
---------------------------------

          The following table sets forth the shareholdings of our directors and executive officers as of March 24, 2000. Each of these persons has sole investment and sole voting power over the shares indicated.


                                   Number              Percentage
Name and Address        of Shares Beneficially Owned    of Class
----------------        ----------------------------   ----------


Steven K. Hansen              1,000,000 (1)              11.2%
1379 East Indian Ridge Cir.
Sandy, Utah
84092

Randal L. Roberts                 -0-                     -0-
9878 South Lannae Dr.
Sandy, Utah
84094

                                       16


Gary S. Winterton                10,000 (2)               0.1%
517 South 1045 West
Orem, Utah 84058
                               --------                  -----
All directors and executive   1,010,000                  11.3%
officers as a group
(3 persons)


     (1) Mr. Hansen and his wife hold a total of 700,000 of these shares as joint tenants.

     (2) Mr. Winterton purchased these shares in an open-market transaction.

          See the caption "Directors, Executive Officers, Promoters and Control Persons," of this prospectus for information about the offices or other capacities in which each of these persons serves with World
Internetworks.

Changes in Control.
-------------------

          Our Letter of Intent with Fairway Capital gives Fairway Capital the option to appoint three of five members of our Board of Directors and to appoint its representatives as executive officers of World Internetworks. If Fairway Capital exercises this option, its appointees will constitute a majority of our Board of Directors and will be able to determine our corporate direction. Fairway Capital has not yet exercised this option. See the Risk Factor "An Agreement with a Third Party May Result in a Change in Control."

                    DESCRIPTION OF SECURITIES
                    -------------------------

          World Internetworks has the authority to issue 500,000,000 shares of one mill ($0.001) par value common voting stock. The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors.

          Our stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities, but the Board of Directors does have the right to resolve that our unissued securities be offered for subscription only to our common stock holders or only to such stock holders in proportions based on their stock ownership. The common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of World Internetworks, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the common stock now outstanding are fully paid and non-assessable.

          Our Bylaws authorize the Board of Directors to vote to declare dividends whenever the Board believes it to be expedient.

          The common stock holders are not personally liable for the payment of our debts.

          Our shares of common stock are "penny stock" as defined in Rule 3a51-1 of the Securities and Exchange Commission. This designation may adversely affect the development of any public market for our common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

          Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

          Section 15(g) of the 1934 Act, and Rule 15g-2 of the Securities and Exchange Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

          Rule 15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for purchasers of our common stock to resell their shares to third parties or to otherwise dispose of them.

          Of the 8,956,607 shares of our common stock that were issued and outstanding on March 24, 2000, 5,042,075 shares are "restricted," and approximately 1,049,984 of these "restricted" shares are currently eligible for resale under Rule 144 of the Securities and Exchange Commission. An additional 176,639 shares will become available for resale under Rule 144 on or before August 1, 2000. The future sale of these "restricted" shares may have an adverse effect on any market that may develop for our common stock.

              INTEREST OF NAMED EXPERTS AND COUNSEL
              -------------------------------------

          Our financial statements as of February 29, 2000, have been included herein in reliance on the report of HJ & Associates, LLC (formerly known as "Jones, Jensen & Company"), independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          We have not hired any expert or counsel on a contingent basis. No expert or counsel will receive a direct or indirect interest in World Internetworks, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of World Internetworks.

          Branden T. Burningham, Esq., who assisted us with the preparation of this prospectus and the registration statement of which it is a part, is the son of Leonard W. Burningham, Esq. The elder Mr. Burningham beneficially owns 100,000 shares of the shares that we are currently registering. The younger Mr. Burningham beneficially owns approximately 7,625 shares of our common stock; we are not currently registering these shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES
                                  -----------

          Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

          Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

          To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

          Unless ordered by a court or advanced pursuant to Section 78.751(2),
Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

          Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

          Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

          Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

          Article VIII of our Bylaws contains indemnification provisions that virtually identical to the indemnification provisions of the NRS. In addition, Paragraph 6 of our Employment Agreement with Mr. Hansen requires us to indemnify Mr. Hansen "in any action arising out of the discharge of his duties," including actions and claims relating to matters that occurred before February 19, 1999, the date of the Employment Agreement.

          This is only a summary of the indemnification provisions of the NRS and our Articles of Incorporation, Bylaws and contracts. You are urged to review our Bylaws for the actual text of their indemnification provisions. See the Exhibit Index.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of World Internetworks pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     DESCRIPTION OF BUSINESS
                     -----------------------

General.
--------

          World Internetworks is a Nevada corporation. It was incorporated on March 17, 1986, under the name "Impressive Ventures, Ltd." for the purpose of engaging in any lawful activity or business. We did not conduct any business operations until August 27, 1996, when our stockholders approved an agreement under which the stockholders of Wealth International, Inc., a Utah corporation ("Wealth Utah"), obtained a controlling interest in Impressive Ventures. This transaction was treated as an acquisition of Impressive Ventures by Wealth Utah, and as a recapitalization of Wealth Utah. Under the agreement, the stockholders of Wealth Utah exchanged all of their shares in that company for 2,752,245 common shares of Impressive Ventures, after the effects of a 1-for-250 reverse stock split, a 4-for-1 forward stock split and a 1-for-4 reverse stock split.

          After the transaction was completed, Impressive Ventures changed its name to "Wealth International, Inc." and the operating subsidiary (Wealth
Utah) subsequently changed its name to "World Internet Marketplace, Inc." In January, 1998, we changed our name to "World InterNetWorks, Inc." in order to more accurately reflect the nature of our business.

          Until 1999, we had three wholly-owned subsidiaries: (i) World Internet Marketplace, Inc., a Utah corporation, which was engaged in marketing and distributing products and services relating to internet commerce; (ii) Global Wholesale Exchange, Inc., a Utah corporation, which commenced operations in June, 1998, providing wholesale goods to consumers via internet and fax notification; and (iii) Global Media Group, Inc., a Utah corporation doing business as the "Institute for Financial Independence", which commenced operations in June, 1998, and performed seminars that sold the other subsidiaries' products. Our subsidiaries have ceased operations. In 1999, each filed a Chapter 7 bankruptcy petition. In the same year, the Utah Department of Commerce dissolved each subsidiary. See the Risk Factor "We Have a History of Unsuccessful Operations."

          Our business operations were unsuccessful and on October 22, 1998, we discontinued operations and re-entered the development stage. Our revenues prior to the discontinuation of operations were substantially derived from two categories of products and services: (i) personal and commercial web site development and maintenance, and related internet training; and (ii) merchandise sales from our internet-based virtual "mall" or "department store." Orders for merchandise on the virtual "mall" are generally fulfilled by shipment direct from the manufacturer or wholesaler to the customer. As discussed under the caption "Legal Proceedings," each of our subsidiaries filed a Chapter 7 bankruptcy case in the United States Bankruptcy Court for the District of Utah on October 26, 1999.

          As part of World Internetworks' efforts to create a profitable business plan, on November 30, 1998, former management entered into agreements with Steven K. Hansen and Dwain Brannon. Under these agreements, Messrs. Hansen and Brannon were retained to use their best efforts to assist in:

               identifying and retaining a new management team; and

               developing a corporate restructuring plan.

          For their efforts, World Internetworks agreed to issue 75,000 shares each to Messrs. Hansen and Brannon, with Mr. Hansen to receive an additional 175,000 "unregistered" and "restricted" shares and Mr. Brannon to receive an additional 75,000 such shares. We recorded a management fee expense of $45,000 in connection with the issuance of the 75,000 shares to Mr. Hansen and the 75,000 shares to Mr. Brannon.

          In February, 1999, our new directors and executive officers were appointed and we began to proceed with our present business plan.

          Our business plan calls for us to do the following:

               provide web site design and build software that will allow small business and home-based entrepreneurs to establish an internet presence at a lower price than our competitors can provide;

               establish an internet training and technical support program that will help our members understand the internet and learn how to profit from it;

               use the "affiliate method" to encourage members to recruit other members. Under this method, each member will be paid for each new member registered, down two membership levels;

               create strategic alliances with companies such as Dell Computer, Office Max, Digital River and Walt Disney, by which our members will be able to offer these companies' products on member web sites and receive a commission ranging from approximately 4% to 10% on each sale, depending on the terms and conditions for each company;

               provide our members with access to our "Main Street Plaza" online shopping mall, which will allow them to sell their own products over the internet;

               through our relationship with Alta Vista, one of the top search engines in the country, provide our members with unlimited internet access;

               increase market awareness of our service through search engine placement. We are already rated in the top 10 on Alta Vista and Google and expect to rate highly on America Online and Yahoo! in the near future.

          On April 13, 1999, we executed an agreement with Internet Marketing Concepts, of Orem, Utah, to help us proceed with our business plan. Under the agreement, IMC agreed to make available to us, free of charge, a team of designers to help us design and build our web site, and to allow us to use IMC's Quicksite 3.0 technology for that purpose. We charge our members a monthly hosting fee of $29.95. Of this amount, we paid $5.00 to the sponsoring distributor; $12.45 to IMC; and we kept $12.50. All of our web sites are sold on a reseller basis at $495. Of this amount, $200 is paid as commission and we would split the remaining $295 with IMC ($147.50 to each entity). In addition, IMC provided us with a merchant account for online purchases and was responsible for all billing of our sites. IMC also performed all technical services for us, including maintenance, customer service and technical updates. Gary Winterton, the former Acting President of IMC, is a member of our Board of Directors. Until December, 1999, we also leased our office space from IMC, although we paid our own expenses for telephones, printing and related matters. As of December, 1999, we terminated our relationship with IMC.

          On September 14, 1999, our Board of Directors voted to adopt and ratify a Letter of Intent with Fairway Capital, under which Fairway Capital agreed to provide certain services to us. These services include:

               Visiting our offices and performing "due diligence" on our corporate structure, activities, finances and business model;

               Assisting us in the development of strategies for corporate finance, business model, internet presence and public relations;

               Introducing us to representatives of National Securities in Chicago, Illinois, with the goal of retaining National Securities to expose us to its clients;

               Introducing us to the Regional Investment Bankers Association with the goal of increasing our exposure to the brokerage community;

               Assisting in the design of business plan documents to be presented to potential strategic partners, brokerage firms and investors; and

               Completing the business plan documents and obtaining our acceptance of the documents.

          Under the Letter of Intent, we agreed to grant to Fairway Capital options to purchase 500,000 shares of our common stock for the services itemized above. Fairway Capital has completed each of the items listed above. Fairway Capital and its associates have exercised all of the 3 million options granted to them as follows:

               On September 14, 1999, we issued a total of 500,000 shares of common stock to Fairway Capital and the following entities, in exchange for $25,000:

          Name of Recipient                   No. of Shares
          -----------------                   -------------

          Fairway Capital Partners LLC        125,000

          Dwain Brannon Group LLC             125,000

          Bart Walters                        125,000

          Patrick Kephart                     125,000

               On November 5, 1999, we issued a total of 2,000,000 shares of common stock to Fairway Capital and the following entities, in exchange for $100,000:

          Name of Recipient                   No. of Shares
          -----------------                   -------------

          GJM Trading Partners, Ltd.          800,000

          Growth Ventures, Inc.               400,000

          Fairway Capital Partners LLC        300,000

          Capital Investment Partners #1 SA   250,000

          Noziroh, Ltd.                       250,000


               On February 17, 2000, we issued 500,000 shares of common stock to Fairway Capital and the following entities, in exchange for $25,000:

          Name of Recipient                   No. of Shares
          -----------------                   -------------

          Christian Baddour                   200,000

          Jeff Parsons                         50,000

          Noziroh, Ltd.                       125,000

          Capital Investment Partners         125,000


          Upon granting the 3,000,000 options on September 14, 1999, we recorded a prepaid cost of capital of $1,725,000, based on the market price per share of $0.625 on that date, less the option price of $0.05 per share. We are charging this prepaid cost of capital to paid in capital ratably as we receive the capital raised from sources that Fairway Capital has introduced.

          The Letter of Intent provides for Fairway Capital to have "piggyback" registration rights in connection with any future registrations of our securities; these shares are a portion of the shares that we are registering with the Securities and Exchange Commission.

          In addition, the Letter of Intent provided for Fairway Capital to introduce us to leaders in the internet industry to assist us in building an advisory board, and to introduce us to at least three people who would be qualified to serve on the advisory board. We agreed to grant Fairway Capital options to purchase 600,000 shares of our common stock for each of these services, for a total of 1,200,000 shares. These services have been rendered and on February 17, 2000, we issued all shares for these services to Fairway Capital.

          Fairway Capital also has an option under the Letter of Intent to appoint three of five members of our Board of Directors and to have its representatives appointed as executive officers of World Internetworks. Fairway Capital has not yet exercised either option.

          The Letter of Intent also provides for the parties to execute a three-year consulting agreement at fees to be set in that agreement. The parties entered into a Consulting Agreement on August 16, 1999. The Consulting Agreement provides for Fairway Capital to render non-exclusive management, consulting and financial services, including advice on corporate acquisitions and related matters. In exchange, we agreed to pay Fairway Capital $5,000 per month for the first three months of the Consulting Agreement, $10,000 per month for the following three months, and $15,000 for each month after that. The Consulting Agreement will expire on August 1, 2002.

          On February 4, 2000, World Internetworks and Fairway Capital agreed to modify the agreement. As modified, we will pay Fairway Capital $7,500 per month, beginning in March 2000, with Fairway Capital, at its option, to receive an additional $7,500 worth of "unregistered" and "restricted" common stock priced at the average closing price of such stock over the last five trading days of each month. The modifications are effective for payments beginning in March, 2000. On June 11, 2000, our Board of Directors unanimously resolved to issue 14,954 "unregistered" and "restricted" shares of our common stock to Fairway Capital as payment through May, 2000. Our Board of Directors also resolved to issue 71,750 "unregistered" and "restricted" shares of common stock to Sherman Consulting for its assistance with our private placement. See the caption "Liquidity and Capital Resources" of this prospectus.

Principal Products or Services and Their Markets.
-------------------------------------------------

          World Internetworks is a full-service internet services provider. Our principal business is to provide web site design, hosting and access to our "Main Street Plaza" shopping mall for small and home-based businesses that want to take advantage of the recent trend toward e-commerce. For a monthly membership fee of $39.95, our members have access to our web design software, which allows even non-computer experts to quickly and easily build their own web sites. Using our software, the typical user can have a fully-functional web site in a few hours without having to learn any programming language. Our web site features include:

               50 megabytes of web space;

               Internet access through Alta Vista Company's Micro Portal;

               Personal CGI and log directories;

               Microsoft front page extensions;

               Unlimited free e-mail;

               Domain name hosting at no extra monthly cost; and

               Discount web master services to help with web site development.

          In addition to our web site hosting services, our $39.95 monthly membership fee gives our members access to our Main Street Plaza online shopping mall. The Main Street Plaza, which became fully operational in October, 1999, currently consists of approximately 340 merchants that collectively sell approximately 2 million products.

          Our online mall includes the web sites of such large, dominant retailers as Office Max; Toys R U; Dell Computer; LL Bean and Digital River, alongside the sites of our own members. We believe that the aggregation of many large and small retailers' web sites into one large online "mall" provides much greater visibility to our members, whose web sites may never receive enough "hits" to justify the sites' existence if they stood on their own.

          On October 20, 1999, we entered into a FreeAccess Software License Agreement with Alta Vista Company. Under the Agreement, Alta Vista licensed to us the rights to use, distribute, market and sublicense its FreeAccess internet access software. We also have the right to use Alta Vista's marks in connection with the marketing and distribution of FreeAccess. The license is non-exlusive and non-transferable.

          We also intend to establish a program of ongoing internet training and technical support that will help our members understanding the internet and learn how to profit from it as well.

Distribution Methods of the Products or Services.
-------------------------------------------------

          A key measure of any web site's success is the number of users accessing the site, or "hits," per day. A retailer's web site is only useful as long as it is being seen by potential customers. One way to ensure this is to obtain a listing on a "search engine," which is an online research device that allows a user to type in certain key words and then locates web sites that include the information that the user is seeking. For example, a holiday shopper who is interested in finding out what new toys are popular might access a search engine and type in the word "toys." The search engine would then search the worldwide web for web sites that deal with toys. The method that the search engine uses to locate these sites is called its "search protocol."

          Our web site has been designed to achieve maximum exposure to search engine protocols. On November 4, 1999, we signed an Advertising Agreement with Go2Net, Inc., of Seattle, Washington. Under the Advertising Agreement, we purchased 775,000 "impressions" of banner advertising on Go2Net's MetaCrawler search engine and the Go2Net Network, at a cost of $5,000. We expect this advertising to increase the number of "hits" to our web site, which we believe will help us to achieve an attractive placement with many of the approximately 1500 search engine organizations currently serving the internet. We believe that this placement will in turn result in a substantially increased "hit" count to our site. These potential new visitors represent potentially thousands of new members, many of whom will register and begin building their sites on their first or second visit.

          In March, 2000, our server received an average of approximately 18,000 hits per day. As our advertising takes effect and we obtain favorable listings on search engines, we expect these figures to grow three-fold within the next six months of operations.

          One of the most widely used marketing methods on the internet today is the "affiliate" method. This concept uses the premise that thousands of "affiliates," each selling a retailers products or services, is potentially more profitable than a single stand-alone operation. Using this concept, we have adopted a two-tiered affiliate program that is designed to encourage our existing members to recruit new members. Under this program, each of our members is paid a monthly referral commission of $5 every time we receive the monthly membership fee of a member that the first member has recruited. Similarly, the first-line member will receive $4 per month for every third-line member that is recruited by the members that the first-line member has recruited. We believe that this program will motivate each of our members to become active proponents of World Internetworks in the marketplace.

          Many large retailers have also discovered the benefits of the affiliate method. Using this method, online retailers establish "links" from their own web sites to the web sites of other retailers. For every purchase made as a result of this link, the first retailer receives a commission ranging from approximately 4% to 10%. The amount of the commission typically increases with the monthly sales volume that is derived from the first-line web site. Each retail partner sets its own commission structure.

          In order to exploit the advantages of the affiliate method, we have become a member of the affiliate network established by LinkShare Corporation of New York City. LinkShare manages the world's largest affiliate network, which includes tens of thousands of affiliate sites and over 350 leading merchants such as Office Max; Dell Computer; and 1-800-Flowers. As a result of this arrangement, each of our members will be eligible for commissions on all sales by member retailers that originate from the first member's site.

          Most retail affiliate relationships do not rely on written agreements between the parties, but are established through the commission-paying retailer's web site. However, on April 28, 1999, World Internetworks entered into a Dealer Agreement with Digital River, Inc., of Eden Prairie, Minnesota, authorizing us to advertise Digital River's products on our web site and to maintain a link to Digital River's own web site for a one-time fee of $500. We will receive a commission for all sales that result from our link to Digital River's web site. Digital River is engaged in the electronic distribution of computer software to end users.

Competitive Business Conditions.
---------------------------------

          For a discussion of the competitive risks that we face, see the Risk Factors "The Highly Competitive Nature of the Internet Industry May Limit Our Chances of Success" and "The Web Site Design and Hosting Industry Has Low Barriers to Entry" of this prospectus.

Sources and Availability of Raw Materials.
------------------------------------------

          The internet industry is not typically dependent upon raw materials in the sense that a manufacturer is dependent upon raw materials used in the production of its products. Our most vital piece of equipment is a web server that is operated by Blueberry Hill Communications, Inc., of Palm Desert, California. See the caption "Description of Property" of this prospectus.

Dependence on One or a Few Major Customers.
-------------------------------------------

          World Internetworks does not depend on one or a few major customers. We currently have a membership base of approximately 600 users. Virtually any small business that is interested in economically entering the world of e-commerce is a potential customer.

          Our inter-retailer affiliate marketing program is dependent on our relationships with LinkShare and Commission Junction, both of whom are affiliate managers. If these relationships were to end for any reason, our members would not be eligible for the commissions payable under these programs. Because the programs are an attractive part of our business plan, we may lose some members and potential members who were drawn to us primarily due to those programs. If enough potential members make this decision, our operating results could suffer significantly.

Need for Governmental Approval of Principal Products or Services.
-----------------------------------------------------------------

          We are not aware of any law or regulation that would require government approval of any of our products or services. However, see the Risk Factors "The Direct Distribution and Network Marketing Industry is Subject to Government Scrutiny" and "Any Future Governmental Regulation of the Internet May Adversely Affect Our Operations" of this prospectus.

Effect of Existing or Probable Governmental Regulations on the Business.
------------------------------------------------------------------------

          See the Risk Factors "The Direct Distribution and Network Marketing Industry is Subject to Government Scrutiny" and "Any Future Governmental Regulation of the Internet May Adversely Affect Our Operations" of this prospectus.

Research and Development.
-------------------------

          World Internetworks has engaged the services of four computer engineers, two of whom are employees and two of whom work on an independent contractor basis. These engineers perform technical tasks such as designing our Main Street Plaza web site and adding merchants to the site. The engineers are paid by the hour based on invoices submitted to World Internetworks for payment. Other than these tasks, we do not expect that research and development will be a significant part of our operations.

Costs and Effects of Compliance with Environmental Laws.
--------------------------------------------------------

          Management does not believe that compliance with environmental laws will require a significant portion of our resources.

Number of Employees.
--------------------

          We have six full-time employees. We have also engaged the services of two independent contractor computer engineers to assist with technical aspects of our operations, as discussed under the heading "Research and Development," above.

Reports to Security Holders.
----------------------------

          The National Association of Securities Dealers, Inc. requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the Securities Exchange Act of 1934, and World Internetworks does file periodic reports with the Securities and Exchange Commission under Section 15(d) of the 1934 Act.

          The public may read and copy any materials that we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

          We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm and such other periodic reports as we may determine to be appropriate or as may be required by law.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
    ---------------------------------------------------------

          World Internetworks temporarily ceased business operations on October 22, 1998. Since then, it has undergone a restructuring, which resulted in the resignation of former directors and executive officers and the election of a new management team.

          As of May 31, 1999, we resumed operations with a business model based upon the premise that a "full service" web hosting company would be able to fill a market niche. We expect our revenue opportunities to be classified in four general areas:

               Hosting fees generated from membership enrollments;

               Advertising revenues received from the sale of advertised space on our web site to outside third party organizations;

               Commissions from sales of products associated with our retail partners, including those associated with LinkShare; and

               Monthly lease fees received from merchants desiring to be included in the Wiworks Main Street Plaza.

          We have established relationships with technology and retail partners such as Alta Vista and LinkShare to facilitate the launch of our operations. We expect to be self-funded through operations by the second calendar quarter of 2000.

          We are currently attempting to increase the number of hosted web sites on our service. Our efforts include:

               contacting all 28,000 former members of our earlier unsuccessful service by telephone in an effort to make them paying members of our current service;

               follow-up mailings to former members who have not yet converted to our new service. Our current plan is to mail a CD-Rom that shows the user our web site technology and allows him or her to launch a browser to begin building a web site;

               acquiring current and accurate e-mail lists and send e-mail advertising. We believe that recipients of these advertisements will be good candidates for a web site because they are already online;

               buying mailing lists of small businesses and mailing advertisements to them, with follow-up telephone calls to recipients who have not responded; and

               conducting public seminars on the use of the internet as a business tool.

          We have also retained Jordan Richard Assoc. of Salt Lake City, Utah, to assist us with public relations matters.

          We have had good initial success with our telephone marketing campaign and have been able to hire one receptionist; two customer service representatives; one computer programmer and a billing and accounting employee.

Results of Operations.
----------------------

  Overview.
  ---------

          Until October 1998, we operated three wholly-owned subsidiaries: (i) World Internet Marketplace, Inc. ("WIM"), was engaged in marketing and distributing products and services relating to internet commerce; (ii) Global Wholesale Exchange, Inc. ("GWE"), provided wholesale goods to consumers via internet and fax notification; (iii) Global Media Group, Inc. ("GMG"), doing business as the "Institute for Financial Independence" organized and sponsored sales seminars that sold WIM and GWE products.

          Business operations were not successful and in October 1998 the operations of all three of our subsidiaries were discontinued. In October 1999, each subsidiary filed a Chapter 7 bankruptcy petition in the United States Bankruptcy Court for the District of Utah (the "Court") and, also in 1999, the Utah Department of Commerce dissolved each of these subsidiaries. Consequently, we re-entered the development stage.

          Our revenues prior to discontinuing the operations of the three subsidiaries and entering into the development stage were derived substantially from two categories of products and services: (i) personal and commercial web site development and maintenance, and related internet training; and (ii) merchandise sales from our internet-based virtual "mall" or "department store". Orders for merchandise on our virtual "mall" were generally fulfilled by shipment direct from the manufacturer or wholesaler to the customer.

          In February 1999 we began to restructure our business and operating plan toward the following: (i) providing web site design services and building software that will allow small business and home-based entrepreneurs to establish an internet presence at a lower price than our competitors can provide; (ii) establish an internet training and technical support program that will help our members understand the internet and learn how to profit from it; (iii) create strategic alliances with companies such as Dell Computer, Office Max, Digital River and Walt Disney, through which our members will be able to offer these companies' products on member web sites and receive a commission ranging from approximately 4% to 10% on each sale, depending on the terms and conditions for each company; (iv) provide our members with access to our "Main Street Plaza" online shopping mall, which will allow them to sell their own products over the internet; (v) provide our members with unlimited internet access through our relationship with Alta Vista, one of the top search engines in the country. We expect we will generate revenues under this business plan from monthly web site hosting fees, web site design and engineering fees, resale of domain names, merchant account set up and monthly gateway fees, web site and search site marketing fees and commissions on retail products sold through our Main Street Plaza.

          We resumed operations in March 1999 with a new management team and numerous strategic alliances in place for the purpose of providing state-of-the-art web site design, technical support, online training and interactive e-commerce web sites to individuals and small businesses. Revenues generated in the fiscal year ended February 29, 2000 under our new business plan totaled $82,675, primarily from web site hosting fees.

          Management believes this new business plan will provide the revenues and margins necessary to result in significant recurring revenue and profitable growth through hosting, design and engineering fees as well as commissions on product sales. Management also expects to obtain additional equity financing through the exercise of outstanding common stock warrants in order to meet its cash flow needs through fiscal year 2001.

          From time to time, we may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, new products and various other matters. Such forward-looking statements reflect the current views of management relating to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order that any of our forward-looking statements fall within such safe harbor, we note that certain risks and uncertainties could cause actual results to differ substantially from anticipated results. Such risks and uncertainties include, without limitation, the performance of our independent distributors, the uncertain future of the Internet and E-Commerce, capacity constraints on our computer network and related risks of system failure, and existing and potential governmental regulation affecting the Internet and the network marketing industry.

Results of Operations.
----------------------

Year ended February 29, 2000 compared with year ended February 28, 1999.

          In October 1998, World Internetworks discontinued its previous business of developing web sites, related Internet training and merchandising through Internet mail. We have since entered into a "development stage" in which we are developing marketing systems and distribution channels for products and services relating to E-Commerce, together with the design and hosting of web sites for individuals and small businesses involved in E-Commerce. Consequently all operating results prior to the discontinuance of the previous operations have been classified singularly as losses from discontinued operations. Current operations are, therefore, not comparable to operations for the year ended February 28, 1999.

          We recorded revenues from the beginning of our new business plan of $82,675 for the year ended February 29, 2000. Related costs of products and services sold totaled $44,616 in the same period.

          General and administrative expenses totaled $885,133 for the year ended February 29, 2000, and depreciation and amortization totaled $1,858 for the same period. Management and consulting fees, salaries, investor relations and other professional fees included in general and administrative expenses relate to the development and implementation of our new business plan.

          World Internetworks incurred losses from operations of $848,932 for the year ended February 29, 2000. The loss from operations is due primarily to Management and consulting fees, salaries, investor relations and other professional fees relating to the development and implementation of our new business plan. World Internetworks anticipates that its investment in the development and implementation of its ongoing business plan will continue but at reduced levels, and that selling and general operating costs will increase for the fiscal year ending February 28, 2001, assuming the availability of working capital. We reported a net loss of $(680,866) for the year ended February 29, 2000.

Fiscal year ended February 28, 1999 compared with fiscal year ended February 28, 1998.
---------

          As a result of the closure of operations in October 1998, the comparison of the year over year results of operations was significant. Revenues declined from $7,762,125 for the February 28, 1998 year to $1,988,774 in the year ended February 28, 1999. Cost of products sold and operating expenses decreased from $8,443,055 to $4,438,902 in the same periods. Net losses from discontinued operations were ($2,450,128) and ($680,930), respectively, in fiscal 1999 and 1998. World Internetworks recommenced its development stage in October 1998.

Liquidity and Capital Resources.
--------------------------------

          Our cash increased from $ 0 at the fiscal year ended February 28, 1999, to $88,571 at February 29, 2000. Accounts payable increased from $0 to $29,206 during the fiscal year ended February 29, 2000, and total current liabilities decreased from $2,627,271 to $2,533,897 in the same period.

          In the fiscal year ended February 29, 2000, World Internetworks reached an agreement with a creditor holding promissary notes payable by us in the amount of $160,000 plus accrued interest payable related to the notes in the amount of $8,066. Under the agreement the creditor agreed to release us from any and all obligations to repay the notes and related accrued interest. The promissary notes and related interest payable had been included in the reserve for discontinued operations in our previous consolidated balance sheets. Additionally, in November 1999, we negotiated reductions of $3,065 in amounts due various trade creditors.

          On October 26, 1999, each of our three subsidiaries, WIM, GWE, and GMG, filed petitions under Chapter 7 of the United States Bankruptcy Code for protection from creditors. The petitions require creditors to halt any collection efforts of amounts owed them by our subsidiaries until a meeting of creditors and a hearing is conducted by the Court. Our subsidiaries have no assets with which to pay their obligations to creditors. The meeting of creditors and hearing before the Court was held on January 19, 2000. The Court will take several months to determine the disposition of creditors claims filed under the petitions. The amounts recorded as owed to creditors are classified as "reserve for discontinued operations" in our consolidated balance sheets and totaled $2,459,205 at February 29, 2000. We expect the entire balance of the reserve will be absolved from payment when the Court files its report on the bankruptcy proceedings.

          During the year ended February 29, 2000, World Internetworks issued 6,306,500 shares of its common stock as follows:

   FOR CASH

          In March 1999, we began a private placement offering of 1,250,000 units ("Units") consisting of one share of "restricted" common stock of the Company (restricted under Rule 144) and one "unregistered" and "restricted" common stock purchase warrant (the "Warrant"), granting the warrant holder the right to purchase an additional share of our common stock at a price of $2.00 per share. The Warrants expire two years from the completion of the offering and are callable at a price of $0.01 per share at any time after ninety days from the effective date of any registration statement, upon 30 days written notice. We filed an SB-2 registration statement in April 2000 to register the common stock issued and issuable under the private placement offering. The registration statement is being reviewed by the Securities and Exchange Commission and various state securities regulating departments and is not yet effective. Shares issued and amounts received under this private placement offering during the year ended February 29, 2000 are summarized in the following table:

                   Common
                   Shares          Warrants           Consideration
     Date          Issued          Issued             Received
     ----          ------          ------             --------

March, 1999        100,000         100,000            $     40,000

July, 1999          50,000          50,000                  20,000

October, 1999      100,000         100,000                  40,000

November, 1999      25,000          25,000                  10,000

January, 2000       80,000          80,000                  32,000

February, 2000     375,000         375,000                 150,000

        Totals     730,000         730,000             $   292,000

          Subsequent to February 29, 2000 an additional 900,000 "units" were issued for cash in the amount of $360,000 under our private placement offering, bringing the total "units" placed under the offering to 1,630,000. We have now closed the offering.

          In January 2000, we issued 1,700,000 shares of common stock in exchange for cash of $62,500 and services. The 1,700,000 shares were issued as the final installment of a total of 4,200,000 shares issued under a definitive agreement with Fairway Capital Partners, LLC.("Fairway"), in exchange for a total of $187,500 in cash plus services related to the introduction of sources of capital to World Internetworks by Fairway. Previously, under the Fairway agreement, we issued 2,000,000 shares of common stock in November 1999 and 500,000 shares in October 1999, in exchange for cash of $100,000 and $25,000 respectively. We recorded a cost of capital totaling $2,437,100 relating to the services provided by Fairway and the issuance of the 4,200,000 shares at a price below the market price of our common shares. Of the $2,437,100 cost, $1,366,482 has been reported as a deferred offering cost in the accompanying balance sheets which amount relates to the portion of the capital received under the private placement offering after February 29, 2000.

    FOR SERVICES

          In February 2000, World Internetworks issued 36,000 shares of common stock restricted under Rule 144 in payment of accounts payable totaling $36,000. An additional 20,000 shares of common stock restricted under Rule 144 were issued to an unrelated individual in exchange for professional services provided to us. We recorded an expense for professional fees totaling $20,000 relating to the shares issued for services.

          In November 1999, we issued 247,500 shares of common stock under an S-8 Registration Statement to several individuals in payment of accounts payable totaling $99,000. Included in the total were 75,000 shares issued to Steven K. Hansen, President, CEO and Chairman of the Board of Directors of World Internetworks, for consulting services previously provided. Additionally, 50,000 shares of the above total were issued to Leonard W. Burningham, Esq., who is Counsel to World Internetworks for securities matters, for legal and professional services previously provided. The remaining 122,000 shares were issued to unrelated parties for legal and professional services previously provided.

          Additionally, in November 1999, World Internetworks issued 25,000 shares of common stock restricted under Rule 144 to Leonard W. Burningham, Esq., who is Counsel to World Internetworks for securities matters. We recorded legal and professional fees totaling $10,000 relating to the shares issued.

          In March 1999, we issued 1,148,000 shares of common stock restricted under Rule 144 to several individuals in exchange for services provided to us. Included in the total were 975,000 shares issued to Steven K. Hansen, President, CEO and Chairman of the Board of Directors. Additionally, 50,000 shares of the above total were issued to Leonard W. Burningham, Esq., who is

Counsel to World Internetworks for securities matters. The remaining 123,000 shares were issued to unrelated parties. We recorded management, legal and professional fees totaling $287,000 relating to the shares issued.

    SHARES CANCELED

          In February 2000, World Internetworks canceled 75,000 shares of common stock previously held by a former officer. We did not pay any consideration for the shares canceled.

          We reported a gain from forgiveness of debt of $168,066 for the year ended February 29, 2000, and a net loss of $(741,366) for the same period.

          Management expects to obtain additional equity financing through the exercise of outstanding common stock warrants in order to meet its cash flow needs through fiscal year 2001.

          We will require substantial additional cash and working capital in order to continue the development and implementation of our business plan.

                      DESCRIPTION OF PROPERTY
                      -----------------------

          World Internetworks does not currently own any real property. It is currently renting office facilities from Springwater Office Suites, Inc., an unaffiliated third party, at a monthly rate of $800. The offices are located in Orem, Utah.

          We have an account with Blueberry Hill Communications, Inc., of Palm Desert, California, under which Blueberry Hill provides web hosting and DNS services to us. Our web site is maintained on a Unix BSDI dedicated server consisting of a 300 MHz Intel Pentium Pro central processing unit with MMX, a
3.2 gigabyte hard drive and 128 megabytes of random access memory. The server is monitored 24 hours per day and has all necessary power backup systems. We pay Blueberry Hill a fee of $975 per month for this service. We have also executed a Reselling Partner Agreement with 4Domains.com, a division of Blueberry Hill, which allows us to register our members' domain names. The Reselling Partner Agreement provides for up to 50 registrations at a price of $49 per registration.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          ----------------------------------------------

          On February 18, 2000, Fairway Capital loaned us $30,000 for a period of 30 days, at an interest rate of 7% per year. We have fully repaid the loan.

          Other than as discussed under the heading "Executive Compensation," during the calendar years ended December 31, 1999, and 1998, World Internetworks did not enter into any material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who we know to own of record or beneficially more than five percent of World Internetworks' common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     --------------------------------------------------------

Market Information.
-------------------

          Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., under the symbol WINW. There is presently no "established trading market" for our shares. The following table shows high and low closing bid information for our common stock as quoted on the OTC Bulletin Board for our fiscal years ended February 28, 1999, and 1998. These quotations reflect inter-dealer bid prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                        Stock Quotations*
              Quarterly Period Ended             High Bid           Low Bid
              ----------------------             --------           -------

              May 31, 1997                       $3.375             $2.25

              August 31, 1997                    $3.50              $1.50

              November 30, 1997                  $2.625             $1.50

              May 31, 1998                       $1.375             $0.625

              August 31, 1998                    $1.625             $0.75

              November 30, 1998*                 $4.375             $0.25

              February 28, 1999*                 $3.50              $0.25

              May 31, 1999*                      $2.3125            $0.96875

              August 31, 1999*                   $1.625             $0.50

              November 30, 1999*                 $0.96875           $0.50

              February 29, 2000*                 $3.25              $0.5625

          * We effected a one-for-four reverse split of our outstanding common stock on September 4, 1998.

                                     37


Holders.
--------

          As of March 24, 2000, we had approximately 488 stockholders of record. This figure does not include beneficial owners of common stock held in "nominee" or "street" name, as we can not accurately estimate the number of these beneficial owners.

Dividends.
----------

          World Internetworks has not declared any cash dividends with respect to its common stock, and does not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                      EXECUTIVE COMPENSATION
                      ----------------------

          On February 19, 1999, World Internetworks entered into an Employment
Agreement with Steven K. Hansen, our current President. It became effective in March, 1999. The Employment Agreement provides for Mr. Hansen to receive a salary of $8,000 per month ($96,000 per year), along with medical and dental insurance coverage for Mr. Hansen and his dependents. Under the Employment
Agreement, we issued 800,000 "unregistered" and "restricted" shares of our common stock to Mr. Hansen. The Employment Agreement also requires us to reimburse Mr. Hansen for all reasonable expenses incurred in connection with our business and to include him in all pension, profit-sharing and similar plans.

          Phillip Ray, our former Secretary/Treasurer, was hired at a salary of $3,000 per month. He received three months' salary; his salary was terminated effective June 1, 1999. Instead, on July 26, 1999, we granted Mr.
Ray options to purchase up to 60,000 "unregistered" and "restricted" shares of our common stock at a price of $0.40 per share. Ten thousand of these warrants are deemed to be "cashless," in which Mr. Ray may surrender options in exchange for shares, rather than paying cash. In addition, we issued
20,000 "unregistered" and "restricted" shares of our common stock to Automotive Direct, which is controlled by Mr. Ray, in exchange for the retirement of a $40,000 corporate debt.

          On August 12, 1999, we executed a compensation agreement with Gary
S. Winterton with respect to his services as a director. Under the agreement, Mr. Winterton was granted an option to purchase 110,000 "unregistered" and "restricted" shares of our common stock at a price of $0.40 per share, with an additional option to purchase 50,000 such shares at the higher of the closing bid price of our common stock on July 23, 1999, or $0.75. The exercise price of these options has been set at $0.75 per share. We have also granted to Mr.
Winterton an option to purchase an additional 10,000 "unregistered" and "restricted" shares at a price of $0.40 per share.

                                     38


          We have also agreed to compensate Randal L. Roberts for his services as a director. Our arrangement with Mr. Roberts is the same as our arrangement with Mr. Winterton with respect to their services as directors.

                        Summary Compensation Table
                        --------------------------

          The following table sets forth all compensation awarded to Mr.
Hansen, our President, our only executive officer who received compensation in excess of $100,000 for the fiscal years ended February 28, 1999, and February
29, 2000:


                                     Annual               Long Term
                                  Compensation        Compensation Awards
Name and Position        Year        Salary      Securities Underlying Options
-----------------        ----        ------      -----------------------------

Steven K. Hansen         1999 (1)      -0-                   -0-
President                2000        $347,300 (2)            -0-


          (1) We entered into an Employment Agreement with Mr. Hansen on
February 19, 1999, which became effective in March, 1999. Mr. Hansen did not receive any compensation during the 1999 fiscal year.

          (2) This figure includes $84,800 in cash compensation paid to Mr.
Hansen and $262,500 for services paid with World Internetworks common stock.

                           Option Grants in 1999
                           ---------------------

          This table shows the options that World Internetworks granted to its executive officers and directors during the calendar year ended February 29, 2000:

                        Number
                      of Options          Exercise          Expiration
Name                   Granted*       Price per Share          Date
----                   -------        ---------------          ----

Steven K. Hansen         -0-                -0-                  -0-

Phillip Ray             50,000            $0.40                 7/26/01

                        10,000            Market price on       7/26/01
                                          date of exercise

Randal L. Roberts       10,000            $0.40                 3/19/01

Gary S. Winterton      110,000            $0.40                 8/12/01
                        50,000            $0.75                 8/12/01


          * None of these options has yet been exercised.

                                    39

                              FINANCIAL STATEMENTS
                              --------------------

                                    40


                          WORLD INTERNETWORKS, INC.
                               AND SUBSIDIARIES
                        (A Development Stage Company)

                      Consolidated Financial Statements

                              February 29, 2000




                        C O N T E N T S



Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . 3

Consolidated Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . 4

Consolidated Statements of Operations. . . . . . . . . . . . . . . . . . 5

Consolidated Statements of Stockholders' Equity (Deficit). . . . . . . . 6

Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . . . 8

Notes to the Consolidated Financial Statements . . . . . . . . . . . .  10


                         INDEPENDENT AUDITORS' REPORT

Board of Directors
World InterNetWorks, Inc. and Subsidiaries
(A Development Stage Company)
Orem, Utah


We have audited the accompanying consolidated balance sheet of World
InterNetWorks, Inc. and Subsidiaries (a development stage company) as of February 29, 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended February 29, 2000 and February 28, 1999 and from inception of the development stage on October 22, 1998 through February 29, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of World InterNetWorks, Inc. and Subsidiaries (a development stage company) as of February 29, 2000, and the consolidated results of their operations and their cash flows for the years ended February 29, 2000 and February 28, 1999 and from inception of the development stage on October 22, 1998 through February 29, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company's recurring losses from operations and stockholders' equity (deficit) raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC
Salt Lake City, Utah
May 25, 2000


                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                          Consolidated Balance Sheet

                                    ASSETS



                                                                February 29,
                                                                   2000


CURRENT ASSETS

     Cash                                                       $      88,571
     Accounts receivable                                                9,929
     Prepaid expenses                                                  12,200

          Total Current Assets                                        110,700

FIXED ASSETS (Note 1)

     Computers and equipment                                           16,283
     Furniture and fixtures                                             2,140
     Accumulated depreciation                                         (10,403)

          Net Fixed Assets                                              8,020

          TOTAL ASSETS                                          $     118,710

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

     Accounts payable                                           $      29,206
     Accrued expenses                                                  15,486
     Note payable, related party                                       30,000
     Reserve for discontinued operations (Note 9)                   2,459,205


          Total Current Liabilities                                 2,533,897

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock, $0.001 par value; 500,000,000
     shares authorized;
      8,056,607 shares issued and outstanding                           8,057
     Additional paid-in capital                                     3,686,994
     Treasury stock at cost (1,020 shares)                             (3,186)
     Stock subscription receivable                                    (80,000)
     Deferred offering costs                                       (1,366,482)
     Deficit accumulated prior to the development stage            (3,979,694)
     Accumulated deficit from the inception of the
     development stage on October 22, 1998                           (680,866)

          Total Stockholders' Equity (Deficit)                     (2,415,177)

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) $      118,710


                 WORLD INTERNET WORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                    Consolidated Statements of Operations


                                                                   From
                                                              Inception of the
                                                                Development
                                                                 Stage on
                                                                October 22,
                                    For the Years Ended        1998 Through
                                 February 29,   February 28,    February 29,
                                    2000           1999            2000


REVENUES

 Sales                              $    82,675  $       -    $     82,675
 Costs of goods sold                     44,616          -          44,616

 Gross Profit                            38,059          -          38,059

OPERATING EXPENSES                          -            -             -

 General and administrative expenses    885,133          -         885,133
 Depreciation                             1,858          -           1,858

  Total Operating Expenses              886,991          -         886,991

LOSS FROM OPERATIONS BEFORE
 EXTRAORDINARY GAIN AND LOSS
 FROM DISCOUNTED OPERATIONS            (848,932)         -        (848,932)

EXTRAORDINARY ITEM

 Gain on extinguishment of debt         168,066          -         168,066

  Total Extraordinary Gain              168,066          -         168,066

LOSS FROM DISCONTINUED
 OPERATIONS (Note 8)                        -     (2,450,128)          -


LOSS BEFORE INCOME TAXES               (680,866)  (2,450,128)     (680,866)

INCOME TAX EXPENSE                          -            -             -

NET LOSS                            $  (680,866) $(2,450,128) $   (680,866)

BASIC LOSS PER SHARE

 Loss from operations               $     (0.21) $       -
 Gain on extinguishment of debt            0.04          -
 Gain (loss) from discontinued
 operations                                 -          (0.74)

BASIC (LOSS) PER SHARE              $     (0.17) $     (0.74)


                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
          Consolidated Statements of Stockholders' Equity (Deficit)


                                                      Additional
                                  Common Stock         Treasury    Paid-in
                               Shares       Amount       Stock     Capitol


Balance, February 28, 1998
 (inception of development
 stage)                          3,325,239  $     3,325  $ (3,186) $1,098,294

Issuance of common stock from
 the exercise of options at
 $1.47 per share                   147,125          147       -       216,603

Issuance of common stock
 for services at $1.46 per
 share                              27,650           28       -        40,272

Cancellation of common stock    (1,750,000)      (1,750)      -         1,750

Payments received on
 employee notes receivable             -            -         -           -

Adjustment for fractional
 shares                                 93          -         -           -

Net loss for the year ended
 February 28, 1999                     -            -         -           -

Balance, February 28, 1999       1,750,107        1,750    (3,186)  1,356,919

Common stock issued for
 services at $0.25 per share     1,148,000        1,148       -       285,852

Common stock issued for cash
 at $0.40 per share                505,000          505       -       201,495

Common stock issued for
 subscription receivable at
 $0.40 per share                   200,000          200       -        79,800

Common stock issued for
 exercise of options at
 $0.05 per share                 2,500,000        2,500       -       122,500

Common stock issued for
 services at $0.40 per share       272,500          273       -       108,727

Options issued below market
 value at $0.40 to $0.75
 per share                             -            -         -        49,500

Warrants issued below market
 value at $0.00 per share              -            -         -         7,500

Common stock issued for
 services at $1.00 per share        20,000           20       -        19,980

Common stock issued for cash
 at $1.00 per share                 36,000           36       -        35,964

Common stock issued for
 exercise of options at
 $0.04 per share                 1,700,000        1,700       -        60,800

Balance forward                  8,131,607  $     8,132  $ (3,186) $2,329,037


                                       Employee        Stock
                                         Notes      Subscriptions Accumulated
                                       Receivable   Receivable    Deficit


Balance, February 28, 1998
 (inception of development
 stage)                                $  (78,897)  $        -   $ (1,529,566)

Issuance of common stock from
 the exercise of options at
 $1.47 per share                              -              -            -

Issuance of common stock
 for services at $1.46 per
 share                                        -              -            -

Cancellation of common stock                  -              -            -

Payments received on
 employee notes receivable                 78,897            -            -

Adjustment for fractional
 shares                                       -              -            -

Net loss for the year ended
 February 28, 1999                            -              -     (2,450,128)

Balance, February 28, 1999                    -              -     (3,979,694)

Common stock issued for
 services at $0.25 per share                  -              -            -

Common stock issued for cash
 at $0.40 per share                           -              -            -

Common stock issued for
 subscription receivable at
 $0.40 per share                              -          (80,000)         -

Common stock issued for
 exercise of options at
 $0.05 per share                              -              -            -

Common stock issued for
 services at $0.40 per share                  -              -            -

Options issued below market
 value at $0.40 to $0.75
 per share                                    -              -            -

Warrants issued below market
 value at $0.00 per share                     -              -            -

Common stock issued for
 services at $1.00 per share                  -              -            -

Common stock issued for cash
 at $1.00 per share                           -              -            -

Common stock issued for
 exercise of options at
 $0.04 per share                              -              -            -

Balance forward                        $      -     $    (80,000)$ (3,979,694)


                 WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
    Consolidated Statements of Stockholders' Equity (Deficit)(Continued)


                                                      Additional
                                  Common Stock         Treasury    Paid-in
                               Shares       Amount       Stock     Capitol


Balance forward                   8,131,607 $     8,132  $  (3,186)$2,329,037
 $ -   $ (80,000) $(3,979,694)

Options issued below market
 value at $0.05 per share               -           -          -    1,725,000
  -   -   -

Options issued below market
 value at $0.04 per share               -           -          -      712,100
  -   -   -

Cancellation of common stock        (75,000)        (75)       -           75
 -  -  -

Stock offering costs                    -           -          -   (1,079,218)
  -  -   -

Net loss for the year ended
 February 29, 2000                      -           -          -          -
    - - (680,866)

Balance, February 29, 2000        8,056,607 $     8,057  $  (3,186)$3,686,994
  $  - $ (80,000) $(4,660,560)




                                       Employee        Stock
                                         Notes      Subscriptions Accumulated
                                       Receivable   Receivable    Deficit


Balance forward                       $         -   $    (80,000)$ (3,979,694)

Options issued below market
 value at $0.05 per share                       -            -            -


Options issued below market
 value at $0.04 per share                       -            -            -

Cancellation of common stock                    -            -            -

Stock offering costs                            -            -            -


Net loss for the year ended
 February 29, 2000                              -            -       (680,866)

Balance, February 29, 2000            $         -   $    (80,000)$ (4,660,560)


                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                    Consolidated Statements of Cash Flows


                                                                    From
                                                              Inception of the
                                                                 Development
                                                                   Stage on
                                                                  October 22,
                                       For the Years Ended       1998 Through
                                    February 29,  February 28,   February 29,
                                      2000          1999           2000


CASH FLOWS FROM OPERATING ACTIVITIES

 Net loss                              $  (680,866) $(2,450,128) $   (680,866)

 Adjustments to reconcile net loss
  to net cash used in operating activities:

  Depreciation and amortization              1,858      103,314         1,858

  Common stock issued for services         416,000       40,300       416,000

  Allowance for doubtful accounts              -        250,000           -

  Options and warrants issued below
  market price                              57,000          -          57,000

  Gain on forgiveness of debt             (168,066)         -        (168,066)

  Write-off other assets                       -        103,811           -

  Loss on disposal of property and
  equipment                                    -        400,125           -

   Changes in assets and liabilities:
  (Increase) decrease in inventory             -        103,955           -

  (Increase) decrease in accounts
   receivable                               (9,929)    ( 26,147)       (9,929)

  (Increase) decrease in prepaid
   expenses                                (12,200)         -         (12,200)

  Increase (decrease) in deferred
   revenue                                     -        169,423           -

  Increase (decrease) in accounts
   payable                                  56,606      512,847        56,606

  Increase (decrease) in accrued
   expenses                                 15,486      190,272        15,486

   Net Cash Used by Operating
   Activities                             (324,111)   ( 602,228)     (324,111)

CASH FLOWS FROM INVESTING ACTIVITIES

 Purchase of property and equipment         (6,818)         -          (6,818)

  Net Cash Used by Investing Activities     (6,818)         -          (6,818)

CASH FLOWS FROM FINANCING ACTIVITIES

 (Increase) decrease in employee notes
  receivable                                   -         78,897           -

 Proceeds from related party note
  payable                                   30,000      230,000        30,000

 Principal payments on related party
  note payable                                 -        (33,128)          -

 Principal payments on capital leases          -        (16,320)          -

 Purchase of treasury stock                    -            -             -

 Issuance of common stock                  389,500      216,750       389,500

  Net Cash Provided by Financing
  Activities                           $   419,500  $   476,199  $    419,500


                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
              Consolidated Statements of Cash Flows (Continued)


                                                                    From
                                                              Inception of the
                                                                 Development
                                                                   Stage on
                                                                  October 22,
                                       For the Years Ended       1998 Through
                                    February 29,  February 28,   February 29,
                                      2000          1999           2000


NET INCREASE (DECREASE) IN CASH        $    88,571  $  (126,029) $     88,571
CASH AT BEGINNING OF YEAR                      -        126,029           -

CASH AT END OF YEAR                    $    88,571  $       -    $     88,571

CASH PAID FOR:

 Interest expense                      $       -    $     2,013  $        -

 Income taxes                          $       -    $       -    $        -

NON-CASH FINANCING ACTIVITIES

 Property and equipment used as
 payment of accrued wages              $       -    $    13,205  $        -

 Common stock issued for services      $   416,000  $       -    $    416,000

 Common stock issued for accounts
 payable                               $    36,000  $       -    $     36,000

 Common stock issued for subscription
  receivable                           $    80,000  $       -    $     80,000

 Options and warrants issued below
 market value                          $    57,000  $       -    $     57,000

 Options issued below market value
 for stock offering costs              $ 1,070,618  $       -    $  1,070,618

 Options issued below market value
 for deferred stock offering costs     $ 1,366,482  $       -    $  1,366,482


                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000

NOTE 1 - ORGANIZATION, HISTORY AND NATURE OF OPERATIONS

a.  Organization and History

World Internetworks, Inc., was incorporated on March 17, 1986, under the name Impressive Ventures, Ltd. ("Impressive Ventures") as a Nevada corporation. Impressive Ventures did not conduct any business operations until August 27, 1996, when it's stockholders approved an agreement under which the stockholders of Wealth International, Inc., a Utah corporation ("Wealth Utah"), obtained a controlling interest in Impressive Ventures. This transaction was treated as an acquisition of Impressive Ventures by Wealth Utah and as a recapitalization of Wealth Utah. Wealth Utah was established in November 1995 as a partnership and was incorporated in Utah in July 1996. Under the agreement, the stockholders of Wealth Utah exchanged all of their shares in Wealth Utah for 2,752,245 common shares of Impressive Ventures, after the effects of a 1-for-250 reverse stock split, a 4-for-1 forward stock split and a 1-for-4 reverse stock split.

After the transaction was completed, Impressive Ventures changed its name to Wealth International, Inc. ("Wealth Nevada"), a Nevada corporation, and the operating subsidiary, Wealth Utah, subsequently changed its name to World Internet Marketplace, Inc. ("WIM"). Wealth Nevada changed its name to World InterNetWorks, Inc., (the "Company") in January 1998 to more accurately reflect the nature of the Company's business. The Company formed Global Wholesale Exchange, Inc. ("GWE") and Global Media Group, Inc. ("GMG"), both Utah corporations, in June 1998 as additional operating subsidiaries.

b.  Nature of Operations

Until October 1998, the Company operated three wholly-owned subsidiaries: (i) WIM was engaged in marketing and distributing products and services relating to internet commerce; (ii) GWE provided wholesale goods to consumers via internet and fax notification; (iii) GMG, doing business as the "Institute for Financial Independence" organized and sponsored sales seminars that sold WIM and GWE products.

Business operations were not successful and in October 1998 the operations of all three of the Company's subsidiaries were discontinued. In October 1999, each subsidiary filed a Chapter 7 bankruptcy petition in the United States Bankruptcy Court for the District of Utah (the "Court") and, also in 1999, the Utah Department of Commerce dissolved each of these subsidiaries (see Note
4). Consequently, the Company re-entered the development stage.

The Company's revenues prior to discontinuing the operations of the three subsidiaries and entering into the development stage were derived substantially from two categories of products and services: (i) personal and commercial web site development and maintenance, and related internet training; and (ii) merchandise sales from the Company's internet-based virtual "mall" or "department store". Orders for merchandise on the Company's virtual "mall" were generally fulfilled by shipment direct from the manufacturer or wholesaler to the customer.

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000

NOTE 1 - ORGANIZATION AND HISTORY (continued)

b.  Nature of Operations (continued)

In March 1999 the Company began to restructure it's business and operating plan toward the following: (i) providing web site design services and building software that will allow small business and home-based entrepreneurs to establish an internet presence at a lower price than our competitors can provide; (ii) establish an internet training and technical support program that will help our members understand the internet and learn how to profit from it; (iii) create strategic alliances with companies such as Dell Computer, Office Max, Digital River and Walt Disney, through which our members will be able to offer these companies' products on member web sites and receive a commission ranging from approximately 4% to10% on each sale, depending on the terms and conditions for each company; (iv) provide our members with access to our "Main Street Plaza" online shopping mall, which will allow them to sell their own products over the internet; (v) provide our members with unlimited internet access through our relationship with Alta Vista, one of the top search engines in the country. The Company expects it will generate revenues under this business plan from monthly web site hosting fees, web site design and engineering fees, resale of domain names, merchant account set up and monthly gateway fees, web site and search site marketing fees and commissions on retail products sold through the Company's Main Street Plaza.

Revenues generated in the fiscal year ended February 29, 2000 under the Company's new business plan totaled $82,675, primarily from web site hosting fees.

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Accounting Method and estimates

The Company's consolidated financial statements are prepared under generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company has elected a February 28 fiscal year end.

b.  Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

c.  Depreciation and Amortization

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of between 5 and 7 years. For financial reporting purposes, the straight-line method of depreciation is followed. Accelerated methods of depreciation are used for tax purposes.

Maintenance and repairs, which neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in earnings.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

d.  Revenue Recognition

The Company generally receives the sales price of its web hosting fees and services in cash at the beginning of the month of service or at the time orders are made. Sales are generally recognized at the time the web site hosting is provided or when the service is completed or the product is shipped.

e.  Income Taxes

The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. The effect of changes in tax laws or rates will be recognized in years in which they occur.

f.  Common Stock Reverse Split

On September 4, 1998, the Company effected a reverse stock split on a 1-for-4 basis. The accompanying financial statements has been restated to reflect this stock split for all periods presented.

g.  Principles of Consolidation

The consolidated financial statements include the accounts of World InterNetWorks, Inc., World Internet Marketplace, Inc., Global Wholesale Exchange, Inc., and Global Media Group, Inc. All significant intercompany accounts have been eliminated.

h. Development costs

The costs of developing the Company's new business plan, including new web-site design, engineering and marketing research and analysis are charged to general and administrative expense as incurred.

i.  Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

j.  Basic and Fully Diluted Net Income (Loss) Per Common Share

Basic and diluted net income or (loss) per common share are calculated by dividing net income or (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. At February 29, 2000 and February 28, 1999, there were outstanding common stock equivalents (options and warrants) to purchase 495,000 and 882,375 shares of common stock, respectively that were not included in the computation of diluted net (loss) per common share as their effect would have been anti-dilutive, thereby decreasing the net loss per common share. The common stock equivalents were included in the computation of diluted net income per common share for the year ended February 29, 2000.

The following table is a reconciliation of the net loss numerator of basic and diluted net income (loss) per common share for the years ended February 29, 2000. and February 28, 1999:

                                             For the Year Ended
                                  February 29, 2000       February 28, 1999
                               Income        Per Share              Per Share
                               (Loss)          Amount      (Loss)    Amount


Net (loss) from continuing
 operations attributable to
 common stockholders             $  (848,932) $ (0.21) $        -   $    -

(Loss) from discontinued
 operations                              -        -      (2,450,128)   (0.74)


Extraordinary items                  168,066     0.04           -        -

Net (loss) attributable
 to common stockholders          $  (680,866) $ (0.17) $ (2,450,128)$  (0.74)

Weighted average common shares
 outstanding                       5,129,774              3,378,594


NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations from it's inception and the recoverability of a major portion of the asset amounts shown in the accompanying balance sheet is dependent upon the Company's ability to raise sufficient working capital to meet its operating costs and debt obligations on a continuing basis in its future operations. The financial statements do not include, any adjustments relating to the recoverability and classification of recorded asset and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 3 - GOING CONCERN (continued)

The Company resumed operations in March 1999 with a new management team and numerous strategic alliances in place for the purpose of providing state-of-the-art web site design, technical support, online training and interactive e-commerce web sites to individuals and small businesses (see Note
1). Management believes this new business plan will provide the revenues and margins necessary to result in significant recurring revenue and profitable growth through hosting, design and engineering fees as well as commissions on product sales. Management also expects to obtain additional equity financing through the exercise of outstanding common stock warrants in order to meet its cash flow needs through fiscal year 2001. See Note 4 for additional steps undertaken by management to improve the company's liquidity.

NOTE 4  - FORGIVENESS OF DEBT AND BANKRUPTCY PETITION

 a. Forgiveness of debt

On October 28, 1999, the Company reached an agreement with a creditor holding promissory notes payable by the Company in the amount of $160,000 plus accrued interest payable related to the notes in the amount of $8,066. Under the agreement the creditor agreed to release the Company from any and all obligations to repay the notes and related accrued interest. The creditor forgave the amounts due under the notes in exchange for the Company's executive officer arranging for the private sale of 412,500 shares of the Company's common stock owned by the creditor to unrelated parties. The promissory notes and related interest payable had been included in the reserve for discontinued operations in previous consolidated balance sheets of the Company. These amounts have been accounted for as extraordinary items in the accompanying condensed consolidated statements of operations.

 b. Bankruptcy petition filed

On October 26, 1999, each of the Company's three subsidiaries, WIM, GWE, and GMG, filed petitions under Chapter 7 of the United States Bankruptcy Code for protection from creditors. The petitions require creditors to halt any collection efforts of amounts owed them by the Company's subsidiaries until a meeting of creditors and a hearing is conducted by the Court. The Company's subsidiaries have no assets with which to pay their obligations to creditors. The meeting of creditors and hearing before the Court was held on January 19, 2000. The Court will take several months to determine the disposition of creditors claims filed under the petitions. As described in Note 1 the operations of the subsidiaries were discontinued in October 1998 and all three Corporate charter's were dissolved by the Utah department of Commerce in 1999. The amounts recorded as owed to creditors are classified as "reserve for discontinued operations" in the accompanying consolidated balance sheets.

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 5 - INCOME TAXES

As of February 29, 2000, the Company had federal and state net operating loss carryforwards of approximately $4,280,000. The net operating losses will expire at various dates beginning in years 2012 through 2019, if not utilized.

The Company operated as a partnership under provisions of the Internal Revenue Code from November 1, 1995 through July 10, 1996. During this period, losses of the Company flowed through the partnership to individual shareholders. Accordingly, the Company was not subject to federal income taxes on it's operations while a partnership and no provision or current liability or asset for federal, or state income taxes for those periods has been reflected.

NOTE 6 - COMMON STOCK ISSUED OR CANCELED

 a. Shares Canceled
In February 2000, the Company canceled 75,000 shares of common stock previously held by a former officer of the Company. The Company did not pay any consideration for the shares canceled.

 b. Shares Issued for Services

In February 2000, the Company issued 36,000 shares of common stock restricted under Rule 144 in payment of accounts payable totaling $36,000. An additional 20,000 shares of common stock restricted under Rule 144 were issued to an unrelated individual in exchange for professional services provided to the Company. The Company recorded an expense for professional fees totaling $20,000 relating to the shares issued for services.

In November 1999, the Company issued 247,500 shares of common stock under an S-8 Registration Statement to several individuals in payment of accounts payable totaling $99,000. Included in the total were 75,000 shares issued to Steven K. Hansen, President, CEO and Chairman of the Board of Directors of the Company, for consulting services previously provided. Additionally, 50,000 shares of the above total were issued to Leonard W. Burningham, Esq., who is Counsel to the Company for securities matters, for legal and professional services previously provided. The remaining 122,000 shares were issued to unrelated parties for legal and professional services previously provided.

Additionally, in November 1999, the Company issued 25,000 shares of common stock restricted under Rule 144 to Leonard W. Burningham, Esq., who is Counsel to the Company for securities matters. The Company recorded legal and professional fees totaling $10,000 relating to the shares issued.

In March 1999, the Company issued 1,148,000 shares of common stock restricted under Rule 144 to several individuals in exchange for services provided to the Company. Included in the total were 975,000 shares issued to Steven K. Hansen, President, CEO and Chairman of the Board of Directors of the Company. Additionally, 50,000 shares of the above total were issued to Leonard

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 6  - COMMON STOCK ISSUED (continued)

 b. Shares Issued for Services (continued)

W. Burningham, Esq., who is Counsel to the Company for securities matters. The remaining 123,000 shares were issued to unrelated parties. The Company recorded management, legal and professional fees totaling $287,000 relating to the shares issued.

 c. Shares Issued for Cash

In March 1999, the Company began a private placement offering of 1,250,000 units ("Units") consisting of one share of "restricted" common stock of the Company (restricted under Rule 144) and one "unregistered" and "restricted" common stock purchase warrant (the "Warrant"), granting the warrant holder the right to purchase an additional share of the Company's common stock at a price of $2.00 per share. The Warrants expire two years from the completion of the offering and are callable at a price of $0.01 per share at any time after ninety days from the effective date of any registration statement, upon 30 days written notice. The Company filed an SB-2 registration statement in April 2000 to register the common stock issued and issuable under the private placement offering. The registration statement is being reviewed by the Securities and Exchange Commission and various state securities regulating departments and is not yet effective. Shares issued and amounts received under this private placement offering during the year ended February 29, 2000 are summarized in the following table:


                              Common
                              Shares       Warrants     Consideration
                  Date        Issued       Issued       Received



                 March 1999        100,000      100,000   $   40,000
                 July 1999          50,000       50,000       20,000
                 October 1999      100,000      100,000       40,000
                 November 1999      25,000       25,000       10,000
                 January 2000       80,000       80,000       32,000
                 February 2000     375,000      375,000      150,000

                 Totals            730,000      730,000      292,000

</TABLE

Subsequent to February 29, 2000 an additional 900,000 "units" were issued for cash in the amount of $360,000 under the Company's private placement offering, bringing the total "units" placed under the offering to 1,630,000. The Company has now closed the offering (see Note 9).


                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 6 - COMMON STOCK ISSUED (continued)

 c. Shares Issued for Cash (continued)

In January 2000, the Company issued 1,700,000 shares of common stock in exchange for cash of $62,500 and services. The 1,700,000 shares were issued as the final installment of a total of 4,200,000 shares issued under a definitive agreement with Fairway Capital Partners, LLC.("Fairway"), in exchange for a total of $187,500 in cash plus services related to the introduction of sources of capital to the Company by Fairway. Previously, under the Fairway agreement, the Company issued 2,000,000 shares of common stock in November 1999 and 500,000 shares in October 1999, in exchange for cash of $100,000 and $25,000 respectively. The Company recorded a cost of capital totaling $2,437,100 relating to the services provided by Fairway and the issuance of the 4,200,000 shares at a price below the market price of the Company's common shares. Of the $2,437,100 cost, $1,366,482 has been reported as a deferred offering cost in the accompanying balance sheets which amount relates to the portion of the capital received under the private placement offering after February 29, 2000.

NOTE 7 - STOCK OPTIONS, STOCK AWARDS AND STOCK WARRANTS

 a.  Stock Options

Effective in 1996, the Company adopted a stock option plan which provides for the granting of stock options and awards to employees, officers and non-employee consultants to purchase up to 4,000,000 shares of stock, subject to adjustment under certain circumstances. On October 22, 1996, a 4-for-1 stock split increased the number of shares available for stock options and awards to non-qualified stock options or awards to eligible participants. On
September 4, 1998, the Company effected a reverse stock split on a 1-for-4 basis, reducing the number of shares available for stock options and awards to eligible participants to the original 4,000,000 shares. Additionally, the Company issued non-qualified options to employees, officers, directors and consultants in previous years.

During the year ended February 29, 2000, the Company canceled all 1,532,375 stock options that were outstanding at February 28, 1999, under provisions of the option agreements that provide for their exercise within 90 days after the termination of an optionee's employment or business relationship with the Company. All of the option holders had terminated their relationships with the Company on or before October 22, 1998 and all unexercised options were therefore forfeited.

During the year ended February 29, 2000, the Company granted 150,000 non-qualified stock options to a director of the Company for consulting services at exercise prices ranging from $0.40 to $0.75 per share. The fair market value of the options was $0.58 per share, or $87,000 in total using the Black-Scholes pricing model and was charged to selling, general and administrative expenses. Additionally, the Company granted 70,000 non-qualified stock options to employees and directors at exercise prices of $0.40 per share. Of these employee grants 50,000 shares were issued at $0.35 per share below the market price of the Company's common stock on the date of the grant. The fair market value of the 50,000 options granted below market value was $0.61 per share, or $30,500 in total, using the Black-Scholes pricing model and was charged to selling, general and administrative expenses.
The weighted average fair value of the options granted to employees at market value during the year ended February 29, 2000 was $0.58 per share using


                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 7 - STOCK OPTIONS, STOCK AWARDS AND STOCK WARRANTS (continued)

the Black-Scholes pricing model. Had compensation expense for the issuance of these options been recorded in accordance with the method prescribed by SFAS
No. 123, "Accounting for Stock-Based Compensation", the Company's net loss from continuing operations attributable to common stockholders would have been $785,747 or $0.22 per share for the year ended February 29, 2000. All the options granted expire five years from date of grant. As of February 29, 2000, the Company had a total of 220,000 non-qualified options outstanding.

Information with respect to the Company's stock option plan at February 29, 2000 is as follows:


                         Exercise   Options   Options   Options   Options
                          Price     Granted  Exercised  Canceled  Outstanding


Options Granted prior
 to October 22, 1999     $0.25 - 2.50  2,275,000  594,625  1,680,375       -

Fiscal Year 2000 Grants  $0.40 - 0.75    220,000      -          -     220,000

    Totals                             2,275,000  594,625    148,000   220,000


There were no options exercised in the year ending February 29, 2000.

 b.  Common Stock Warrants

During the year ended February 29, 2000, the Company granted warrants to purchase 730,000 shares of the Company's common stock in connection with the issuance of 730,000 shares of common stock under the Company's private placement offering (see Note 6 c).

On July 26, 1999 the Company granted a cash-less warrant to purchase 10,000 shares of the Company's common stock to a former executive officer of the Company in lieu of salary payments then due to him. Additionally, the Company committed to grant cash-less warrants to purchase 25,000 shares of the Company's common stock to the same former executive officer of the Company if and when certain business opportunities mature (see Note 8). To date these warrants have not yet been granted.

As of February 29, 2000, the Company had a total of 740,000 warrants outstanding.

NOTE 8 - COMMITMENT AND CONTINGENCIES

 a. Employment Contracts

On February 19, 1999 the Company entered into an employment contract with Steven K. Hansen, President and CEO of the Company that became effective in March 1999, the terms of which provide a monthly salary of $8,000 together with medical insurance benefits. In addition Mr. Hansen was issued 975,000 shares of the Company's common stock restricted under rule 144 and 75,000 shares of the Company's common stock under an S-8 Registration Statement for management services provided in the year ended February 29, 2000. The term of the employment contract is three years.

Effective March 4, 1999 the Company entered into an employment contract with Phillip M. Ray,

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 8  - COMMITMENT AND CONTINGENCIES (continued)

 a. Employment Contracts (continued)

Secretary/Treasurer of the Company, the terms of which provided a monthly salary of $3,000 through June 1999. In addition Mr. Ray was granted 20,000 shares of the Company's restricted common stock issued to his designee, Automotive Direct, in consideration for payment of a $40,000 debt of the Company. Mr. Ray was granted a cash-less ($0.00 exercise price) warrant to purchase 10,000 shares of the Company's restricted common stock in lieu of salary for the period from June through September 1999. The Company recorded a compensation expense of $7,500 in connection with this warrant. To date this warrant has not been exercised. In addition, Mr. Ray was granted options to acquire the Company's common stock as follows: 50,000 shares at a price of $0.40 per share and 50,000 shares to be granted at a price of $0.40 per share when certain business opportunities have been successfully completed for the Company. The designated business opportunities were not completed and the second 50,000 share grant was rescinded. In addition, cash-less warrants to purchase 25,000 shares of the Company's common stock will be issued as a finders fee to Mr. Ray in the event the Company benefits from certain business opportunities introduced to the Company by Mr. Ray. As of May 26, 2000 the Company has not realized a benefit and the cash-less warrants have not been issued. Mr. Ray's active employment ceased at the end of September 1999 and he subsequently resigned as the Company's Secretary/Treasurer.

 b. Directors Compensation Commitments

Effective March 4, 1999 Randall L. Roberts and Gary S. Winterton were appointed to the Board of Directors of the Company. As Director's compensation they were each granted options to acquire 10,000 shares of the Company's restricted common stock at a price of $0.40 per share. In addition, on July 23, 1999 Mr. Winterton was granted an option to acquire 100,000 shares of the Company's restricted common stock at a price of $0.40 per share and a third option to acquire 50,000 shares at a price of $0.75 per share. The directors options expire in five years. Shares underlying the options granted Mr. Winterton will be included in a registration statement upon the demand of the holder. To date no such demand has been received by the Company.

 c. Fairway Capital Consulting Agreement

On August 16, 1999, the Company entered into a consulting agreement with Fairway Capital Partners, LLC. ("Fairway"), to provide non-exclusive management, consulting and financial services, including advise on corporate acquisitions and related matters. Terms of the agreement require the Company to pay Fairway $5,000 per month for the first three months of the agreement, $10,000 per month for the next three months, and $15,000 for each month after that. All such payments were paid in full as of February 29, 2000. The agreement expires on August 1, 2002. Subsequent to entering into the consulting agreement Fairway became a related party through the acquisition of 4,200,000 shares of the Company's common stock (see Note 6).

On February 4, 2000, the Company and Fairway agreed to modify the agreement for payments due after March 1, 2000. Under the modified agreement Fairway is granted the option to reduce the monthly cash payment due them to $7,500 and to receive an additional $7,500 worth of the Company's "unregistered" and "restricted" common stock priced at the average closing market

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 8  - COMMITMENT AND CONTINGENCIES (continued)


price per share over the last five trading days of the previous month. The option is effective for each month individually for the remaining term of the agreement.

 d. Office Lease

The Company rents office facilities in Orem, Utah on a month to month basis. There is no long term lease commitment. Monthly rental for the office facility is currently $800.00.

 e. Litigation and Claims

The Company is engaged in various litigation and claims both as defendant and plaintiff arising through the normal course of business. In the opinion of management, based on the advise of legal counsel, these lawsuits do not represent a material obligation to the Company as of February 29, 2000.

                  WORLD INTERNETWORKS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
                Notes to the Consolidated Financial Statements
                              February 29, 2000


NOTE 9  - LOSS FROM DISCONTINUED OPERATIONS

On October 22, 1998, the Board of Directors of the Company decided to discontinue the marketing and distribution of products and services relating to commerce on the Internet due to a lack of funding and increased losses. Following is a summary of the losses from discontinued operations:


                                                                 From
                                                             Inception of the
                                                               Development
                                                                 Stage on
                                                                October 22,
                                      For the Years Ended      1998 through
                                   February 29, February 28,    February 29,
                                   2000              1999        2000


       NET REVENUES                $        -    $    1,988,774  $       -

       COST OF PRODUCTS SOLD                -           826,073          -

        Gross Profit                        -         1,162,701          -

       EXPENSES

        Commissions                         -         2,827,748          -

        Selling, general and
          administrative                    -           785,081          -

          Total Expenses                    -         3,612,829          -

       LOSS BEFORE INCOME TAXES             -        (2,450,128)         -

       INCOME TAX EXPENSE                   -               -            -

       NET LOSS                    $        -    $   (2,450,128) $       -

       BASIC LOSS PER SHARE OF
        COMMON STOCK               $        -    $        (0.74) $       -


As of February 29, 2000, the Company had liabilities of $2,459,205 which were associated with the discontinued operations. No income tax benefit has been attributed to the loss from discontinued operations.

NOTE 10  - SUBSEQUENT EVENTS

On March 22, 2000, the Company issued an additional 900,000 "units" of its private placement of common stock and warrants (see Note 6 c) for cash in the amount of $360,000. Total "units" placed under the offering comes to 1,630,000. The Company has now closed the offering.

On May 9, 2000, the Board of Directors approved a "site" bonus plan payable to Steve Hansen, president and CEO of the Company. The site bonus plan calls for Mr. Hansen to receive a bonus of $1.00 per web-site hosting customer brought into the Company. The site bonus is not to exceed $15,000 in any one month. The Board of Directors is to review the bonus for renewal or modification in March 2001.

Also, at the May 9, 2000 meeting, the Board granted 70,000 options to purchase the Company's common stock at a exercise price of $1.38 per share to various employees and consultants of the Company. The employee options vest over a period of two years with 25% becoming vested after each six months from the date of grant. Additionally, 34,000 options to purchase the Company's common stock were granted to officers and directors of the Company at the same exercise price. The officers and directors options vest immediately upon grant.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                            DISCLOSURE
                            ----------

          Grant Thornton LLP, Certified Public Accountants, of Provo, Utah, audited our financial statements for the fiscal year ended February 28, 1998. On February 9, 1999, Grant Thornton resigned as our certifying accountant and Jones, Jensen & Company, LLC (now known as "HJ & Associates, LLC"), of Salt Lake City, Utah was subsequently engaged as our certifying accountant.

          There were no disagreements between World Internetworks and Grant Thornton, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its report.

          The reports of Grant Thornton did not contain any adverse opinion or disclaimer of opinion, and with the exception of a "going concern" qualification because of substantial losses from operations in recent years, were not qualified or modified as to uncertainty, audit scope or accounting principles.

          During the fiscal years ended February 28, 1997, and 1998, and since then, Grant Thornton has not advised us that any of the following exists or is applicable:

               That the internal controls necessary for us to develop reliable information has come to its attention that has led it to no longer be able to rely on management's representations or that has made it unwilling to be associated with the financial statements prepared by management;

               That Grant Thornton needed to expand significantly the scope of its audit or that information has come to its attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation or cause it to be unwilling to rely on management's representations or be associated with our financial statements for the foregoing reasons or any other reason; or

               That Grant Thornton has advised us that information has come to its attention that it has concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements for the foregoing reasons or any other reason.

          On March 23, 1999, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing Grant Thornton's resignation. This Current Report may be reviewed by accessing the Securities and Exchange Commission's web site: www.sec.gov.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers
         -----------------------------------------

          Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

          Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

          To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

          Unless ordered by a court or advanced pursuant to Section 78.751(2),
Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

          Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

          Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

          Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

          Article VIII of our Bylaws contains indemnification provisions that virtually identical to the indemnification provisions of the NRS. In addition, Paragraph 6 of our Employment Agreement with Mr. Hansen requires us to indemnify Mr. Hansen "in any action arising out of the discharge of his duties," including actions and claims relating to matters that occurred before February 19, 1999, the date of the Employment Agreement.

          The foregoing is only a summary of the indemnification provisions of our Bylaws and contracts. See the Exhibit Index.

Item 25.  Other Expenses of Issuance And Distribution
          -------------------------------------------

          The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered hereby. All of these expenses, except for the Commission registration fee, are estimated:

     Securities and Exchange Commission registration fee........$ 3,445.05
     Legal fees and expenses....................................$45,000
     Accounting fees............................................$ 1,200
     Printing and engraving expenses............................$   500
     Transfer agent fees........................................$ 1,500
     Miscellaneous..............................................$   500
                                                               --------
          Total................................................$52,145.05


     Item 26.  Recent Sales of Unregistered Securities
                ---------------------------------------

          The following table provides information about all "unregistered" and "restricted" securities that World Internetworks has sold within the past three years and which were not registered under the Securities Act of 1933:

                                        Number
                         Date           of             Aggregate
Name of Owner            Acquired       Shares (1)     Consideration
-------------            --------       ------         -------------


Joe Purcell                    5/28/97            50,000 (2) Option exercise

Gordon Bradberry               5/28/97            37,500     Option exercise

Brent Wardle                   8/18/97             1,500 (2) Option exercise

Brian Wardle                   8/18/97             1,500 (2) Option exercise

Ron Wardle                     8/18/97            30,000 (2) Option exercise

Paul Foster                   10/10/97               750     Option exercise

Shellie Cline                  4/28/98             1,250     Option exercise

30 individuals                 5/21/98               750     Option exercise
(25 shares per person)

Jerry Foster                   6/29/98             3,750     Services

Jerry Foster                    7/2/98            15,000     Services

Bill Walsh                      7/6/98             3,750     Option exercise

Madeleine Franco                7/6/98             1,875     Services

Danette Uyeda                   8/3/98               875     Option exercise

Damien Zamora                   8/3/98             6,250     Services

Toni Druce                     8/11/98            13,125     Option exercise

Milton Druce                   8/11/98             1,125     Option exercise

Justeene Blankenship           8/11/98            15,875     Option exercise

Justeene Blankenship           9/20/98             1,250     Option exercise

Steven K. Hansen              11/30/98           175,000     Services

Dwain Brannon                 11/30/98            75,000     Services

Leonard W. Burningham, Esq.   11/30/98            50,000     Services

James C. Thomas                2/19/99             5,000     $5,000

Steven K. Hansen               3/19/99           800,000     Execution of
                                                             Employment
                                                             Agreement

Douglas L. Rex                 3/19/99            10,000     Services

                                      67


R. Spencer Robinson, Esq.      3/19/99             3,000     Services

David L. Bird, Esq.            3/19/99            15,000     Services

Automotive Direct              3/19/99            20,000     Retirement of
                                                             $40,000 debt

Fairway Capital Partners LLC   9/14/99           125,000     (3)

Dwain Brannon Group LLC        9/14/99           125,000     (3)

Bart Walters                   9/14/99           125,000     (3)

Patrick Kephart                9/14/99           125,000     (3)

GJM Trading Partners, Ltd.     11/5/99           800,000     (3)

Growth Ventures, Inc.          11/5/99           400,000     (3)

Capital Investment Partners    11/5/99           250,000     (3)
#1 SA

Noziroh, Ltd.                  11/5/99           250,000     (3)

Fairway Capital Partners, LLC  11/5/99           300,000     (3)

First Security Bank, Trustee   11/5/99            25,000     (4)
for Harold J. Steele

Sterling K. Jenson             11/5/99            25,000     (4)

Amna S. Jamhour                11/5/99            25,000     (4)

Cherie S. Darrohn              11/5/99            25,000     (4)

Jeffrey H. Barton              11/5/99            62,500     (4)

Triangle Bar Ranch             11/5/99            12,500     (4)

Earlene S. Rex                 11/5/99            12,500     (4)

Walter J. Bouck                11/5/99            37,500     (4)

Leonard W. Burningham          11/5/99            50,000     (4)

M. J. Camberlongo              1/12/00            80,000     (4)

Christian Baddour              2/17/00           200,000     (3)

Jeff Parsons                   2/17/00            50,000     (3)

                                      68


Noziroh, Ltd.                  2/17/00           125,000     (3)

Capital Investment Partners    2/17/00           125,000     (3)
#1 SA

Fairway Capital Partners, LLC  2/17/00         1,200,000     (4)

Madeleine Franco               2/17/00            36,000     Services

Douglas L. Rex                 2/17/00            20,000     Services

Tri-Gold Investments Ltd.      3/22/00           250,000     (4)

Jayvee & Co.                   3/22/00           250,000     (4)

Nottinghill Resources Ltd.     3/22/00           250,000     (4)

Fairwinds Investments Ltd.     3/22/00           200,000     (4)

Charles Walker                 3/22/00           100,000     (4)

K. Warren Mitchell             3/22/00           100,000     (4)

Michael R. Viau                3/22/00           100,000     (4)

O. Bryan Wilkinson             3/22/00            25,000     (4)


Fairway Capital Partners, LLC  6/11/00            14,954     (5)

Sherman Consulting             6/11/00            71,750     Services


          (1) These figures take into account the four-for-one reverse split of our outstanding common stock on September 4, 1998.

          (2) On or about December 12, 1998, our Board of Directors resolved to cancel these shares for failure to pay the option exercise price of $0.25 per share.

          (3) We issued these shares for the total sum of $162,500, the exercise price of the options to acquire 4,200,000 shares under the Fairway
Capital Letter of Intent.  See the caption "Description of Business."

          (4) We issued these shares under our private placement of 1,250,000 Units, at a price of $0.40 per Unit. Each Unit consists of one
"unregistered" and "restricted" share of our common stock and one warrant to purchase an additional "unregistered" and "restricted" share of our common stock at a price of $2 per share, expiring two years from the completion of the private placement. Our offering was oversubscribed by 380,000 Units, and we have issued all subscribed Units.

          (5) We issued these shares under our Consulting Agreement with Fairway Capital. See the heading "General" of the caption "Description of Business."

          Management believes that each of these investors was an "accredited investor" as that term is defined under applicable federal and state securities laws, rules and regulations, or were sophisticated investors with such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investments. Management also believes that the offer and sale of these shares of common stock were

                                      69


exempt from the registration requirements of Section 5 of the Securities Act of 1933, pursuant to Section 4(2) thereof, and from similar states' securities laws, rules and regulations covering the offer and sale of securities by available state exemptions from such registration.

Item 27.  Exhibits
          --------

          The following exhibits are filed as a part of this Registration
Statement:



Exhibit
Number      Description (1)
------      ---------------


 3.1        Articles of Incorporation, filed March 17, 1986 (2)

 3.2        Articles of Amendment, filed September 5, 1996 (2)

 3.3        Certificate Pursuant to Section 78.207(4) of the Nevada
            Revised Statutes, filed October 11, 1996 (2)

 3.4        Certificate Pursuant to Section 78.207(4) of the Nevada
            Revised Statutes, filed October 24, 1996 (2)

 3.5        Certificate of Amendment, filed March 30, 1998 (2)

 3.6        Certificate of Amendment, filed August 31, 1998 (2)

 3.7        Bylaws (2)

 5.1        Opinion of Branden T. Burningham, Esq. regarding legality (2)

10.1        Letter Agreement with Internet Marketing Concepts, dated
            April 13, 1999 (2)

10.2 Letter of Intent with Fairway Capital Partners, LLC, dated September 12, 1999 (2)

10.3 Consulting Agreement with Fairway Capital Partners, LLC, dated August 16, 1999 (2)

10.4        Employment Agreement with Steven K. Hansen, dated February
            19, 1999 (2)

10.5        Employment Agreement with Gary S. Winterton, dated August
            12, 1999 (2)

23.1        Consent of HJ & Associates, LLC (formerly known as "Jones, Jensen
            & Company")

23.2        Consent of Branden T. Burningham, Esq.

27.1        Financial Data Schedule

         (1) Summaries of all exhibits contained within this Registration Statement are modified in their entirety by reference to these Exhibits.

         (2) Each of these documents was filed with World Internetworks' original Registration Statement on Form SB-2, filed
              April 27, 2000.


                                      70


Item 28.  Undertakings
          ------------

          World Internetworks hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                         71


                            SIGNATURES
                            ----------

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Orem, State of Utah, on June 13, 2000.

                                   WORLD INTERNETWORKS, INC.


                                   By /s/ Steven K. Hansen
                                     ---------------------------------
                                     Steven K. Hansen, President and
                                     Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated.

                                      /s/ Steven K. Hansen
                                     ---------------------------------
                                     Steven K. Hansen, President and
                                     Director


                                      /s/ Gary S. Winterton
                                     ---------------------------------
                                     Gary S. Winterton, Director

                                     72


Date Filed: June 14, 2000                   SEC File No. 333-35766


                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            EXHIBITS

                                TO

                 FORM SB-2 REGISTRATION STATEMENT

                 UNDER THE SECURITIES ACT OF 1933

                    WORLD INTERNETWORKS, INC.

